Exhibit 10.12

SHAREHOLDERS AGREEMENT

BY AND AMONG

THE INVESTORS

ON SCHEDULE A HERETO,

INTERACTIVE DATA CORPORATION,

IGLOO INTERMEDIATE CORPORATION

AND

IGLOO HOLDINGS CORPORATION

Dated as of July 29, 2010

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINED TERMS

SECTION 1.01.	Certain Definitions	2
SECTION 1.02.	Other Interpretive Provisions	12

ARTICLE II
REPRESENTATIONS AND WARRANTIES

SECTION 2.01.	Representations of the Shareholders	13
SECTION 2.02.	Representations and Warranties of the Company	13
SECTION 2.03.	Reliance on Representations	14

ARTICLE III
GOVERNANCE

SECTION 3.01.	Board of Directors	14
SECTION 3.02.	Matters Requiring Sponsor Consent	20
SECTION 3.03.	Additional Management Provisions.	22
SECTION 3.04.	Meetings; Notice; Written Consent	23
SECTION 3.05.	Forced IPO	24

ARTICLE IV
TRANSFERS

SECTION 4.01.	Transfer Restrictions	25
SECTION 4.02.	Transfers to Permitted Transferees and Affiliates	29
SECTION 4.03.	Tag-Along Rights.	30
SECTION 4.04.	Drag-Along	33
SECTION 4.05.	Rights and Obligations of Transferees	36
SECTION 4.06.	Preemptive Rights.	37
SECTION 4.07.	Right of First Offer	39
SECTION 4.08.	Rule 144 Sales and Distributions to Investors.	42
SECTION 4.09.	Certain Legal Requirements	42

ARTICLE V
MISCELLANEOUS PROVISIONS

SECTION 5.01.	Distributions in Connection with a Merger or IPO	43
SECTION 5.02.	Other Businesses; Waiver of Certain Duties	44
SECTION 5.03.	Notices	45
SECTION 5.04.	Publicity and Confidentiality	46
SECTION 5.05.	Amendments	47

i

TABLE OF CONTENTS

(continued)

Schedule A	Shareholders	A-1
Schedule B	Equity Contributions

ii

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (the “Agreement”) is made, entered into and effective as of July 29, 2010 by and among the investors set forth on Schedule A hereto (collectively, the “Shareholders”), Interactive Data Corporation, a Delaware corporation (“IDC”), Igloo Intermediate Corporation, a Delaware corporation (“Holdings”), and Igloo Holdings Corporation, a Delaware corporation.

WITNESSETH:

WHEREAS, Hg Investors LLC, a Delaware limited liability company (“Hg LLC”), Igloo Merger Corporation, a Delaware corporation (“Merger Sub”), and IDC have entered into an Agreement and Plan of Merger, dated as of May 3, 2010 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into IDC, with IDC as the surviving corporation (the “Merger”);

WHEREAS, in connection with the execution of the Merger Agreement, Hg LLC and the Sponsors (as defined below) entered into an Equity Financing Commitment Letter, dated as of May 3, 2010 (the “Equity Commitment Letter”), pursuant to which the Sponsors agreed to purchase a portion of the equity of Hg LLC;

WHEREAS, prior to the date hereof, Hg LLC assigned to the Company all of its rights and obligations under the Equity Commitment Letter;

WHEREAS, prior to the date hereof, Hg LLC assigned to Igloo Co-Invest, LLC all of its rights and obligations under those certain equity commitment letters dated as of July 13, 2010, each such letter by and between Hg LLC, on the one hand, and the applicable non-managing members of Igloo Co-Invest, LLC, on the other hand;

WHEREAS, as of the date hereof, (i) the Company is controlled by the Sponsors and the Company owns all of the issued and outstanding equity interests of Hg LLC, and (ii) Hg LLC owns all of the issued and outstanding capital stock of Holdings and Holdings owns all of the issued and outstanding capital stock of Merger Sub;

WHEREAS, upon consummation of the Merger, Holdings will directly hold and the Company will indirectly hold all of the issued and outstanding shares of common stock of IDC;

WHEREAS, upon the terms and subject to the conditions set forth in the Equity Commitment Letter or such other agreements or arrangements as may be entered into among the Shareholders and the Company, each of the Shareholders wishes to subscribe for equity securities of the Company in exchange for an equity contribution in the amount set forth opposite such Shareholder’s name on Schedule B hereto; and

WHEREAS, the Shareholders and the Company desire to provide for the management of the Company, Holdings and IDC and to set forth the respective rights and obligations of the Shareholders generally.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Co-Invest Vehicle” means any co-investment vehicle that may be formed after the Closing Date for the purpose of holding investments in the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided that, except with respect to Sections 3.01(k), 3.02(e) and 4.04, neither portfolio companies (as such term is commonly used in the private equity industry) of a Shareholder nor limited partners, non-managing members or other similar direct or indirect investors in a Shareholder shall be deemed to be Affiliates of such Shareholder; and further provided that none of the Company, Igloo Co-Invest, LLC, any Additional Co-Invest Vehicle or any of their respective Subsidiaries shall be deemed to be an Affiliate of the Sponsors or the Shareholders; and further provided that with respect to any Shareholder that is a “governmental plan” within the meaning of ERISA the other branches and departments of the applicable government shall not deemed to be Affiliates of such Shareholder. For these purposes, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternate Procedure Notice” has the meaning set forth in Section 4.06(f).

“Alternate Procedure Purchasers” has the meaning set forth in Section 4.06(f).

“Alternate Procedure Sponsors Preemptive Period” has the meaning set forth in Section 4.06(f).

“Applicable Sponsor Transfer Exclusion Amount” means, with respect to a Shareholder, the excess of (a) the product of (i) the number of Shares held by such Shareholder immediately following the consummation of an IPO (or, if and to the extent applicable, held by such Shareholder indirectly through Igloo Co-Invest, LLC or any Additional Co-Invest Vehicle immediately following the consummation of the IPO, in each case, based on an assumed hypothetical liquidation of Igloo Co-Invest, LLC or such Additional Co-Invest Vehicle at such time) multiplied by (ii) a fraction, the numerator of which is the aggregate number of Shares Transferred (other than to Permitted Transferees) following the consummation of the IPO by both Sponsors via Post-IPO Sponsor Transfers pursuant to Section 4.01(b)(v)(x) or (y), and the denominator of which is the number of Shares held by the Sponsors, in the aggregate, immediately following the consummation of an IPO over (b) the aggregate number of Shares transferred by such Shareholder pursuant to Section 4.01(b)(v).

“Approved Shareholder” means any Shareholder who, at the time of determination, is an entity of a U.S. state whose indemnification obligations are limited or prohibited by the laws of such state.

“Board” has the meaning set forth in Section 3.01(a).

“Breaching Drag Shareholder” has the meaning set forth in Section 4.04(d).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or San Francisco, California are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Sponsors or their Affiliates or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Sponsors or their Affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Company.

“Closing Date” means the date of the closing of the Merger.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Co-Invest LLC Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of Igloo Co-Invest, LLC, dated as of the Closing Date, as it may be amended, supplemented or otherwise modified from time to time (or any replacement or successor agreement thereto).

“Company” means Igloo Holdings Corporation, a Delaware corporation, and any successor thereto (including, in connection with any IPO, the Registering Entity).

“Company Public Sale” has the meaning set forth in the Registration Rights Agreement.

“Competitor” has the meaning set forth in Section 4.01(e).

“Controlling Sponsor” has the meaning set forth in Section 3.01(d).

“Coordination Committee” has the meaning set forth in Section 4.08(b).

“Coordination Committee Period” has the meaning set forth in Section 4.08(b).

“Covered Person” has the meaning set forth in the Co-Invest LLC Agreement.

“Credit Agreement” means the Credit Agreement, dated as of July 29, 2010, among Holdings, IDC and the other parties thereto (including, to the extent approved in writing by the Sponsors, any amendments, supplements and other modifications, refinancings and replacements from time to time after the date hereof).

“Determination Sponsor” means, at the applicable time of determination, any Sponsor that is entitled to designate three (3) directors at such time pursuant to Section 3.01(c) (subject to any adjustment pursuant to the first sentence of Section 3.01(d)).

“Dispute” has the meaning set forth in Section 5.07.

“Drag-Along Participant” has the meaning set forth in Section 4.04(a).

“Drag-Along Transaction” has the meaning set forth in Section 4.04(a).

“Drag Advance Notice” has the meaning set forth in Section 4.04(a).

“Drag Covered Securities” has the meaning set forth in Section 4.04(d).

“Employee Equity Arrangement” means any option pool, stock option, stock bonus, stock ownership, stock purchase, phantom stock or other equity incentive plan, agreement, commitment or arrangement for the benefit of one or more employees, directors, officers and/or consultants of the Company or any of its Subsidiaries; provided, however, that, for purposes of Section 3.02(j), Employee Equity Arrangement shall not be deemed to include any subscription, stock purchase or similar agreement entered into with the Company and approved by the Board, pursuant to which any Employee Shareholder purchased Shares for cash.

“Employee Equity Sale” means any sale of Shares prior to the consummation of an IPO by the Sponsors (with each Sponsor making 50% of such sales unless otherwise agreed by the Sponsors) to either (a) employees, consultants and/or directors (excluding Sponsor Directors) of the Company and its Subsidiaries pursuant to any Employee Equity Arrangement or (b) the Company in connection with a substantially simultaneous offering by the Company of an equivalent number of Shares to employees, consultants and/or directors (excluding Sponsor Directors) of the Company and its Subsidiaries pursuant to any Employee Equity Arrangement.

“Employee Shareholder” means each officer, director, employee or consultant of the Company or any of its Subsidiaries who holds Shares.

“Employment Arrangement” has the meaning set forth in Section 3.01(g).

“Equity Commitment Letter” has the meaning set forth in the recitals.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Any reference to a section of ERISA shall include a reference to any successor provision thereto.

“Escrow Agent” has the meaning set forth in Section 4.04(f).

“Excess Amount” means, with respect to each Sponsor, the result of (i) the aggregate number of Shares held, on the Closing Date, by such Sponsor and its Permitted Transferees minus (ii) 435 million Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Excluded Shareholders” means any Shareholder that has a generally written applicable policy existing immediately prior to the Closing Date that was disclosed to a Sponsor on or prior to July 13, 2010 in connection with the purchase of the Shares or the membership interests in Igloo Co-Invest, LLC and that provides that the granting of proxies with respect to the voting of public company securities held by such Shareholder would violate such policy; provided, that such Shareholder shall cease to be an Excluded Shareholder on the date, if any, that such policy is terminated or amended in a manner that permits such Shareholder to grant proxies with respect to public company securities held by such Shareholder.

“Exercising Sponsor” has the meaning set forth in Section 4.04(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Forced IPO” has the meaning set forth in Section 3.05.

“Fund” has the meaning set forth in Section 5.21.

“Granted Equity Securities” means any securities issued pursuant to any Employee Equity Arrangement or Employment Arrangement or upon the exercise, conversion or exchange of any securities issued pursuant to any Employee Equity Arrangement or Employment Arrangement; provided, however, that Granted Equity Securities shall not be deemed to include any Shares purchased for cash by the applicable Employee Shareholder pursuant to a subscription, stock purchase or similar agreement entered into with the Company and approved by the Board.

“Hg LLC” has the meaning set forth in the recitals.

“Holdings” has the meaning set forth in the preamble.

“IDC” has the meaning set forth in the preamble.

“Igloo Co-Invest, LLC” means Igloo Co-Invest, LLC, a Delaware limited liability company.

“Independent Director” means a director who is not affiliated with or employed by any Sponsor, any Affiliate of a Sponsor, the Company, Holdings, IDC or any of their respective Subsidiaries.

“Information Recipients” has the meaning set forth in Section 3.03(c).

“Initial Co-Invest Shareholders” has the meaning set forth in Section 5.05.

“Initiating Sponsor” has the meaning set forth in Section 3.05.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“IPO” means the first underwritten public offering and sale of Shares for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“IPO Registration Statement” has the meaning set forth in Section 3.05.

“Issuance Notice” has the meaning set forth in Section 4.06(a).

“JAMS” has the meaning set forth in Section 5.07.

“LTM EBITDA” means Consolidated EBITDA (as defined in the Credit Agreement) during the twelve (12) consecutive month period ending on the last day of the last full calendar month that ended before the measurement date.

“Management Agreement” means that certain Transaction and Management Fee Agreement, dated as of the date hereof, by and among the Company, IDC, Warburg Pincus LLC and Silver Lake Management Company III, L.L.C., as it may be amended, supplemented or otherwise modified from time to time in compliance with Section 5.29 of this Agreement.

“Managing Member” has the meaning set forth in the Co-Invest LLC Agreement.

“Market Transfer” means a sale (including a block transfer) effected via registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser, other than the broker, dealer or market maker through which such sale is being effected, has not been designated by the seller and is effected in a manner through which the identity of the purchaser cannot or would not customarily be available to such seller.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Non-Sponsor Transfer Election Period” has the meaning set forth in Section 4.07(c)(ii).

“Non-Sponsor Transfer Notice” has the meaning set forth in Section 4.07(c)(i).

“Non-Sponsor Transfer Shares” has the meaning set forth in Section 4.07(c)(i).

“Non-Transferring Sponsor” has the meaning set forth in Section 4.07(b)(i).

“Other Agreements” has the meaning set forth in Section 5.30.

“Other Shareholder” means each Shareholder (including its successors and Permitted Transferees) other than the Sponsors that is a party to this Agreement.

“Other Shareholder Issuance Notice” has the meaning set forth in Section 4.06(a).

“Other Shareholder Participation Limit” has the meaning set forth in Section 4.06(a).

“Other Shareholder Restricted Period” means (a) the period from the Closing Date until the later of (i) the first anniversary of the consummation of the IPO and (ii) the earlier of (x) the fifth anniversary of the Closing Date and (y) the 25% Float Date, provided that, solely with respect to the Initial Co-Invest Shareholders and their respective Affiliates and Permitted Transferees, such period shall automatically terminate on the tenth anniversary of the Closing Date if it has not terminated prior to such date, or (b) in the case of any Employee Shareholder, any longer or shorter period as may be agreed in writing between the Company and such Shareholder and that has been approved by the Board (for the avoidance of doubt, it is understood that clause (a) shall apply to any Employee Shareholder who is not a party to any such written agreement).

“Parallel Investment Entity Transfer” has the meaning set forth in Section 4.01(b).

“Participating Seller” has the meaning set forth in Section 4.09.

“Permitted Syndication Party” has the meaning set forth in the definition of Permitted Syndication Sale.

“Permitted Syndication Sale” means a sale, consummated on or prior to the six-month anniversary of the Closing Date, by a Sponsor of a portion of its Shares to (x) limited partners, members or other direct or indirect investors of such Sponsor or to any Affiliate of the foregoing or (y) other Persons (subject, with respect to such other Persons, to delivery of the prior written consent of the other Sponsor, which consent may be withheld for any reason) (each of the foregoing pursuant to clauses (x) or (y), a “Permitted Syndication Party”), in each case, (i) at a price per Share not to exceed $1.00 (subject to appropriate adjustments to reflect any stock dividend, split, combination or other recapitalization or similar transaction affecting the Shares occurring after the date of this Agreement), which is the price per Share paid by such Sponsor for such Shares on the Closing Date, and (ii) which sale by a Sponsor may be effected by (a) a direct sale of such Shares to such Permitted Syndication Party, (b) a direct sale of such Shares to Igloo Co-Invest, LLC and/or any Additional Co-Invest Vehicle as the entity(ies) in which such Permitted Syndication Party will be directly investing and/or (c) a direct sale of such Shares to the Company in connection with a substantially simultaneous offering by the Company of an equivalent number of Shares to such Permitted Syndication Party or to Igloo Co-Invest, LLC and/or any Additional Co-Invest Vehicle as the entity in which such Permitted Syndication Party will be directly investing.

“Permitted Transferee” has the meaning set forth in Section 4.02.

“Person” means any individual, partnership, limited liability partnership, association, corporation, limited liability company, unincorporated organization, estate, trust or joint venture, or a government or any agency or political subdivision thereof.

“Post-IPO Sponsor Transfer” means a Transfer of Shares by one or both Sponsors following the consummation of an IPO but prior to the end of the Other Shareholder Restricted Period.

“Preemptive Rights Employee Shareholder” means any Employee Shareholder who has been granted, in writing, preemptive rights under Section 4.06 but only if such writing was approved by the Board.

“Preemptive Rights Other Shareholders” means the Other Shareholders (other than the Employee Shareholders) and the Preemptive Rights Employee Shareholders.

“Preemptive Rights Period” means (i) with respect to the Sponsors, the period from the Closing Date until the earlier of the consummation of an IPO and the consummation of a Change of Control, (ii) with respect to the Preemptive Rights Other Shareholders (other than any Preemptive Rights Employee Shareholder subject to clause (iii) below), the period from the Closing Date until the earlier of the consummation of an IPO and the consummation of a Change of Control; provided, however, with respect to clause (ii), that subject to Section 5.18 and solely with respect to the Initial Co-Invest Shareholders and their respective Affiliates and Permitted Transferees, in the event that the consummation of a Change of Control precedes the consummation of an IPO and the Sponsors maintain preemptive rights with respect to the securities that they hold following such Change of Control, the Preemptive Rights Period shall continue until the earlier of (x) the consummation of an IPO or (y) the date on which the Sponsors no longer have such preemptive rights and (iii) with respect to Preemptive Rights Employee Shareholders, any period as may be agreed in writing between the Company and such Preemptive Rights Employee Shareholder and that has been approved by the Board (for the avoidance of doubt, it is understood that clause (ii) above shall apply to any Preemptive Rights Employee Shareholder who is not a party to any such written agreement).

“Preemptive Securities” has the meaning set forth in Section 4.06(a).

“Pro Rata Portion” means, with respect to a given Shareholder:

(a) for purposes of each Transfer subject to Section 4.03 (with respect to each class of securities to be Transferred), a number of securities of such class determined by multiplying (i) the number of securities of such class proposed to be Transferred by the Selling Sponsors pursuant to Section 4.03 in such Transfer, by (ii) a fraction, the numerator of which is the number of securities of such class (other than Granted Equity Securities) held by the Tagging Shareholder at the time the Tag Notice for such Transfer is given and the denominator of which is the total number of securities of such class (other than Granted Equity Securities) held at such time by the Selling Sponsors, all Tagging Shareholders (including such Tagging Shareholder) and all other Persons who otherwise are Transferring, or have a contractual or other right to Transfer, securities of such class in connection with such Transfer;

(b) for purposes of each Transfer subject to Section 4.04 (with respect to each class of securities to be Transferred), a number of securities of such class determined by multiplying (i) the number of securities of such class held by such Shareholder at the time the Drag Notice for such Transfer is given, by (ii) a fraction, the numerator of which is the number of securities of such class to be Transferred by the Exercising Sponsor(s) and the denominator of which is the total number of securities of such class held at such time by the Exercising Sponsor(s);

(c) for purposes of Section 4.06 (with respect to each purchase of Preemptive Securities), a number of Preemptive Securities determined by multiplying (i) the number of Preemptive Securities proposed to be issued, by (ii) a fraction, the numerator of which is the number of Shares held by the Shareholder at the time the Issuance Notice for such Preemptive Securities is given and the denominator is the total number of Shares held at such time by the Sponsors, all Other Shareholders permitted to purchase Preemptive Securities pursuant to Section 4.06 and all other Persons who are purchasing, or have a contractual or other right to purchase, such Preemptive Securities; and

(d) for purposes of each Transfer subject to Section 4.07 (with respect to each class of securities to be Transferred), a number of ROFO Securities of such class determined by multiplying (i) the number of ROFO Securities of such class proposed to be Transferred by the Transferring Shareholder, by (ii) a fraction, the numerator of which is the number of ROFO Securities of such class held by the relevant Sponsor at the time the Sponsor Transfer Notice for such Transfer is given and the denominator of which is the total number of ROFO Securities of such class held at such time by the Sponsors, in the aggregate.

“Proceeding” has the meaning set forth in Section 3.02(k).

“Proportionate Reduction Event” has the meaning set forth in Section 3.01(c).

“Public Change of Control” means any Change of Control in which the consideration paid or payable to the Shareholders consists solely of (i) any combination of cash and Publicly Traded Securities or (ii) Publicly Traded Securities.

“Publicly Traded Securities” means securities which are traded on a United States or foreign securities exchange or otherwise actively traded in an over-the-counter market in the United States or otherwise.

“Recommended Primary Securities” has the meaning set forth in Section 3.05.

“Registering Entity” has the meaning set forth in Section 5.01(b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company, certain of the Shareholders and the other parties thereto, as it may be amended, supplemented or otherwise modified from time to time (or any replacement or successor provision thereto).

“Representative” has the meaning set forth in Section 5.21.

“Restricted Period” means the period from the Closing Date until the earlier of (i) the 25% Float Date and (ii) the fifth anniversary of the Closing Date.

“ROFO Securities” has the meaning set forth in Section 4.07(b).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Selling Sponsor” has the meaning set forth in Section 4.03(a).

“Shareholders” has the meaning set forth in the preamble.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company, and any shares of capital stock of the Company issued with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof (including any shares of common stock of any Registering Entity).

“Silver Lake” means Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P., their respective Affiliates that are direct or indirect equity investors in the Company and any successors to the foregoing (excluding any Additional Co-Invest Vehicle, Igloo Co-Invest, LLC and any Employee Shareholder).

“Silver Lake Director” has the meaning set forth in Section 3.01(b).

“Special Purpose Vehicle” has the meaning set forth in Section 4.03(f).

“Sponsors” means (i) Silver Lake and (ii) Warburg Pincus.

“Sponsor Director” has the meaning set forth in Section 3.01(b).

“Sponsor Exercise Notice” has the meaning set forth in Section 4.06(a).

“Sponsor Group” means a Sponsor together with its Permitted Transferees.

“Sponsor Participation Percentage” has the meaning set forth in Section 4.06(a).

“Sponsor Transfer Election Period” has the meaning set forth in Section 4.07(b)(ii).

“Sponsor Transfer Notice” has the meaning set forth in Section 4.07(b)(i).

“Sponsor Transfer Shares” has the meaning set forth in Section 4.07(b)(i).

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Tag-Along Participation Notice” has the meaning set forth in Section 4.03(c).

“Tag-Along Sale” has the meaning set forth in Section 4.03(a).

“Tag Covered Securities” has the meaning set forth in Section 4.03(a).

“Tag Notice” has the meaning set forth in Section 4.03(c).

“Tagging Shareholders” has the meaning set forth in Section 4.03(a).

“Transaction Expenses” has the meaning set forth in Section 4.04(g).

“Transfer” means any sale, pledge, hypothecation, assignment, encumbrance or other transfer or disposition of any obligation, right or interest to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred”, “Transferring” and “Transferee” each have a correlative meaning; provided that (i) the change of any trust, trustee or fiduciary (including the general partner, manager or other managing entity) of a Shareholder (as a successor trust, trustee or fiduciary of such Shareholder) and (ii) the transfer of limited partnership interests, limited liability company interests or similar interests in any of the Sponsors, any other private equity fund or any direct or indirect parent entity with respect to any such Sponsor or private equity fund, in each case, shall not constitute a Transfer for purposes of this Agreement.

“Transferring Sponsor Group” has the meaning set forth in Section 3.01(c).

“Underwritten Offering” has the meaning set forth in the Registration Rights Agreement.

“Warburg Pincus” means Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P., their respective Affiliates that are direct or indirect equity investors in the Company and any successors to the foregoing (excluding any Additional Co-Invest Vehicle, Igloo Co-Invest, LLC and any Employee Shareholder).

“WP Director” has the meaning set forth in Section 3.01(b).

“25% Float Date” means the date, as reasonably determined by each of the Sponsors, after the consummation of an IPO, on which at least twenty-five percent (25%) of the outstanding Shares (i) are held by Persons other than the Shareholders or the Company or any of its Subsidiaries (including Holdings and IDC) and (ii) are not subject to transfer restrictions (including under applicable securities laws or pursuant to this Agreement or any Co-Invest Agreement (as defined in the Registration Rights Agreement)) as to which the Company’s transfer agent has been notified.

SECTION 1.02. Other Interpretive Provisions. (a) In this Agreement, except as otherwise provided:

(i) A reference to an Article, Section, Schedule or Exhibit is a reference to an Article or Section of, or Schedule or Exhibit to, this Agreement, and references to this Agreement include any recital in or Schedule or Exhibit to this Agreement.

(ii) The Schedules and Exhibits form an integral part of and are hereby incorporated by reference into this Agreement.

(iii) Headings and the Table of Contents are inserted for convenience only and shall not affect the construction or interpretation of this Agreement.

(iv) Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine and vice versa, and words importing persons include corporations, associations, partnerships, joint ventures and limited liability companies and vice versa.

(v) Unless the context otherwise requires, the words “hereof” and “herein” and words of similar meaning refer to this Agreement as a whole and not to any particular Article, Section or clause. The words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(vi) All determinations to be made by the Sponsors hereunder may be made by the Sponsors in their sole discretion, and the Sponsors may determine, in their sole discretion, whether or not to take actions that are permitted, but not required, by this Agreement to be taken by the Sponsors, including the giving or withholding of any consents contemplated hereby.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intention or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01. Representations of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Shareholder and to the Company, Holdings and IDC that as of the date hereof or such later date as such Person shall first become a Shareholder:

(a) Existence; Authority; Enforceability. If such Shareholder is an individual, such Shareholder is of legal age to execute this Agreement and is legally competent to do so. If such Shareholder is not an individual, such Shareholder is duly organized and validly existing under the laws of its jurisdiction of organization and has the necessary power and authority to execute and deliver this Agreement and to carry out and perform its obligations hereunder, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by all necessary corporate or other action of such Shareholder and no other corporate or other actions or proceedings of such Shareholder are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of any of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes its, his or her legal, valid and binding obligation, enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by such Shareholder do not and will not (i) result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Shareholder is a party or by which it is bound, (ii) require any authorization or approval under or pursuant to any of the foregoing which has not heretofore been obtained, (iii) in the case of Shareholders who are not individuals, violate the organizational or governing documents of such Shareholder, or (iv) violate any statute, regulation, law, order, writ, injunction, judgment or decree applicable to such Shareholder or any of its properties.

SECTION 2.02. Representations and Warranties of the Company. Each of the Company, Holdings and IDC hereby represents and warrants to each Shareholder that as of the date hereof:

(a) Existence; Authority; Enforceability. Each of the Company, Holdings and IDC is a corporation duly organized and validly existing under the laws of the State of Delaware and has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution of this Agreement, and the consummation of the transactions contemplated hereby, have been authorized by all necessary corporate action of each of the Company, Holdings and IDC, and no other corporate action of each of the Company, Holdings and IDC is necessary to authorize the execution of this Agreement and the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by each of the Company, Holdings and IDC and constitutes its legal, valid and binding obligation, enforceable against each of the Company, Holdings and IDC in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution, delivery and performance of this Agreement by each of the Company, Holdings and IDC do not and will not (i) result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which the Company, Holdings or IDC is a party or by which the Company, Holdings or IDC is bound, (ii) require any authorization or approval under or pursuant to any of the foregoing which has not heretofore been obtained, (iii) violate the organizational or governing documents of the Company, Holdings or IDC, or (iv) violate in any material respect any statute, regulation, law, order, writ, injunction or decree to which the Company, Holdings or IDC is subject.

SECTION 2.03. Reliance on Representations. The foregoing representations and warranties may be relied upon by the Company, Holdings, IDC and by the Shareholders, in connection with the entering into of this Agreement.

ARTICLE III

GOVERNANCE

SECTION 3.01. Board of Directors. (a) The business and affairs of the Company shall be governed by a Board of Directors (the “Board”).

(b) Subject to the other provisions of this Article III, the Board shall consist of up to ten (10) directors and shall include (i) three (3) directors designated by Warburg Pincus (each, a “WP Director”), (ii) three (3) directors designated by Silver Lake (each, a “Silver Lake Director” and the Silver Lake Directors together with the WP Directors, the “Sponsor Directors”), (iii) the Executive Chairman (if and only for so long as the Company shall have an employee serving in such capacity), (iv) the Chief Executive Officer of IDC and (v) up to two (2) Independent Directors designated by the unanimous written consent of the Sponsors.

(c) The right of each Sponsor to designate three (3) directors pursuant to Section 3.01(b) or nominate three (3) directors pursuant to Section 3.01(l) shall be subject to the following:

(i) If, at any time after the Closing Date, a Sponsor Group Transfers (other than Transfers to Permitted Transferees) Shares resulting in such Sponsor Group holding, immediately after such Transfer, less than 300 million Shares, then the Sponsor that is a member of such Sponsor Group shall only be entitled to designate or nominate, as applicable, two (2) directors. If, at any time after the Closing Date, a Sponsor Group Transfers (other than Transfers to Permitted Transferees) Shares resulting in such Sponsor Group holding, immediately after such Transfer, less than 150 million Shares, then the Sponsor that is a member of such Sponsor Group shall only be entitled to designate or nominate, as applicable, one (1) director. If, at any time after the Closing Date, a Sponsor Group Transfers (other than Transfers to Permitted Transferees) Shares resulting in such Sponsor Group holding, immediately after such Transfer, less than 25 million Shares, then the Sponsor that is a member of such Sponsor Group shall not be entitled to designate or nominate, as applicable, any directors.

(ii) Notwithstanding Section 3.01(c)(i), in connection with a Transfer by a Sponsor Group, there shall be no reduction in Board designation rights pursuant to this Section 3.01(c) if the Sponsor Group effecting such Transfer (the “Transferring Sponsor Group”) either (x) holds, immediately after such Transfer, (I) fewer Shares than the other Sponsor Group and (II) such number of Shares held by the Transferring Sponsor Group effecting such Transfer is equal to or greater than the product of 51.48% multiplied by the number of Shares held by the other Sponsor Group immediately after such Transfer or (y) holds, immediately after such Transfer, more Shares than the other Sponsor Group and a reduction in the Board designation rights has not been effected previously with respect to such other Sponsor Group as a result of the application of clause (x) of this paragraph to such other Sponsor Group (an illustrative example of the application of this clause (y) is set forth in Annex I hereto).

(iii) Prior to the consummation of an IPO, the numbers of Shares set forth in Section 3.01(c)(i) shall automatically be proportionately adjusted downward in the event of a Transfer or other transaction or series of related Transfers or other transactions in which the number of Shares held by both Sponsor Groups is proportionately reduced (a “Proportionate Reduction Event”), such that if, for example, there is a pro rata Transfer of ten percent (10%) of the Shares held by both Sponsor Groups, then the thresholds set forth in this paragraph shall be reduced by ten percent (10%); provided, that in no event shall any such proportionate reduction of the numbers of Shares in connection with a Proportionate Reduction Event entitle either Sponsor to recover any Board designation rights that it had lost pursuant to the preceding sentence prior to such Proportionate Reduction Event.

(iv) Prior to the consummation of an IPO, except as otherwise agreed by both Sponsors (or, if only one Sponsor is a Determination Sponsor at such time, the Controlling Sponsor), in the event that the number of a Sponsor’s director designees is reduced in the manner described in this Section 3.01(c), the size of the Board shall automatically be decreased on a one-for-one basis with any such reduction.

(d) The size and composition of the Board may be changed upon the mutual written agreement of the Sponsors. Notwithstanding the foregoing sentence, at such time as only one of the Sponsors is a Determination Sponsor, the Sponsor that is such Determination Sponsor (the “Controlling Sponsor”) shall be entitled to change the composition of the Board in its sole discretion and without the consent of the other Sponsor (including to the effect, if so desired, that the Controlling Sponsor has the right to designate a majority of the directors to the Board), subject to compliance with such other Sponsor’s Board designation rights under this Section 3.01, if any.

(e) Each Sponsor shall have the sole and exclusive right to immediately designate and remove its Sponsor Directors, as well as the exclusive right to fill vacancies created by its not having designated a director it is entitled to designate or by reason of death, removal or resignation of any such designee.

(f) Decisions of the Board shall require the approval by a majority vote of the directors; provided, that neither the Board nor any committee of the Board shall be permitted to take any action without the prior consent of (i) Warburg Pincus, if Warburg Pincus is, at such time, a Determination Sponsor, and (ii) Silver Lake, if Silver Lake is, at such time, a Determination Sponsor.

(g) The Company, Holdings and IDC shall not take or commit to take, and shall not cause or allow any of their Subsidiaries to take or commit to take, any of the following actions without the prior approval and consent(s) required at such time pursuant to Section 3.01(f):

(i) the approval of any annual budget or strategic, operating or business plan, related business policies and any material amendments and deviations from the foregoing;

(ii) the execution of, or material amendment or modification of, any material contract, including any employment agreement, consulting agreement or other similar agreement or arrangement (an “Employment Arrangement”), whether written or oral, with a term of more than one (1) year or providing for an annual base salary and bonus, commissions or severance reasonably expected to exceed $150,000;

(iii) the hiring, termination, promotion or demotion of, or the taking of any other action that would reasonably be expected to constitute “good reason” (or any similar concept) under any applicable employment agreement or benefit plan with respect to, the Executive Chairman, the Chief Executive Officer or Chief Financial Officer, or any other executive officer who reports directly to the Chief Executive Officer, or the execution or material amendment of any Employment Arrangement with any such executive officer;

(iv) the appointment of, or execution of any engagement or commitment letter or similar or related agreement with, any financial or investment banking advisor in connection with any financing, merger or acquisition or similar material strategic transactions involving the Company or any of its Subsidiaries;

(v) the cessation of, or material change in, any existing (at the applicable time) lines of business;

(vi) the authorization or grant of any registration rights with respect to any equity securities of the Company or any of its Subsidiaries;

(vii) the authorization or grant of any awards under, or the acceleration of the vesting of shares under any Employee Equity Arrangement, except for any acceleration of vesting that occurs automatically pursuant to the terms of any awards previously approved pursuant to this Section 3.01(g)(vii);

(viii) the appointment or removal of a Person as auditor or the approval or effectuation of any material changes in accounting methods or policies (other than as required by generally accepted accounting principles or applicable law);

(ix) the creation of, or authorization of the creation of, or the holding of any capital stock or other equity interests in, any Subsidiary;

(x) the creation of any committees of the Board (other than an audit committee and a compensation committee) or any material modification of the powers, duties or responsibilities of any such committee;

(xi) designation of a director (other than the Executive Chairman, if any individual is serving in such capacity at such time) as Chairman of the Board;

(xii) the creation of any new class or series of capital stock, and except for the issuance of Shares upon the exercise of options or other awards previously approved pursuant to Section 3.01(g)(vii), the authorization or issuance of any capital stock or other equity interests of the Company or any of its Subsidiaries (except any creation and/or issuance to the Company or any of its wholly-owned Subsidiaries and any related authorization);

(xiii) the determination of targets under employee (whether cash or equity) incentive plans and the aggregate amounts payable to employees under such plans;

(xiv) except to the extent set forth in a written policy approved by the Board and the Sponsors (in accordance with this Section 3.01(g)), the incurrence, assumption (including by way of acquisition or guarantee of indebtedness for borrowed money), optional prepayment, redemption, repurchase or other retirement for value of any indebtedness for borrowed money of the Company and its Subsidiaries or the material amendment or modification of the documentation governing any indebtedness for borrowed money of the Company and its Subsidiaries; and

(xv) any other action required by applicable law to be taken by the stockholders of the Company.

(h) The Company and the Shareholders shall take all actions reasonably necessary to cause the membership of the Board and any committees of the Board to consist of persons designated in accordance with the provisions of this Section 3.01 (including by voting or providing a written consent or proxy with respect to each Shareholder’s Shares or causing the adoption of shareholders resolutions and amendments to the certificate of incorporation, bylaws or equivalent governing documents of the Company). At the request of either Sponsor that is then entitled to designate at least one Sponsor Director, the Company, Holdings, IDC and the Shareholders shall take all actions reasonably necessary to cause the persons constituting the Board to be appointed as the sole members of the boards of directors (or similar governing bodies) of Holdings, IDC and any or all of their respective Subsidiaries. Notwithstanding anything that may be permitted pursuant to the constituent documents of the Company, Holdings, IDC or any of their respective Subsidiaries, no Shareholder or Affiliate thereof shall take any action with respect to the Company, Holdings, IDC or any of their respective Subsidiaries that would be inconsistent with the provisions of this Agreement.

(i) To the extent permitted by law, if a director is absent or wishes to recuse himself or herself from the approval of any action to be taken by the Board (or the board of directors or a similar governing body) of Holdings, IDC or any of their respective Subsidiaries, such director may designate an alternate director or give a proxy to another director of his or her choosing in accordance with, and to the extent permitted by, applicable law.

(j) Sections 3.01(a)-(i) (except for Section 3.01(c) to the extent it applies to the nomination of directors pursuant to Section 3.01(l)) shall terminate upon the consummation of an IPO.

(k) The Board (and, prior to the consummation of an IPO, at the request of either Sponsor that is then entitled to designate at least one Sponsor Director, the boards of directors or similar governing bodies of Holdings and IDC and any of their respective Subsidiaries) shall be required to establish an audit committee and a compensation committee. To the extent permitted by applicable laws and regulations and stock exchange listing rules, each Sponsor Group shall be entitled to have at least one of the directors designated or nominated by such Sponsor Group pursuant to this Section 3.01 serve as a member of each such committee, as well as any other committees that the Board (or, prior to the consummation of an IPO, the board of directors or similar governing bodies of Holdings and IDC and any of their respective Subsidiaries) shall determine to establish, for as long as such Sponsor Group is entitled to designate or nominate at least one director pursuant to this Section 3.01; provided, however, that if the Board (or, prior to the consummation of an IPO, the board of directors or similar governing bodies of Holdings and IDC and any of their respective Subsidiaries) shall establish a committee to consider a proposed transaction between either Sponsor (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, then the directors designated or nominated by the applicable Sponsor whose (or whose Affiliate’s) transaction is being considered by such committee shall be excluded from participation on such committee.

(l) Following the consummation of an IPO, unless otherwise agreed in writing by the Sponsors and subject to
Section 3.01(c), each Sponsor shall have the right to nominate three (3) directors of the Board. For so long as a Sponsor Group has the right to nominate one or more directors for election pursuant to this Section 3.01(l), in connection with each election of directors, the Company shall nominate each such director for election to the Board as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors and shall provide the highest level of support for the election of such directors as it provides to any other individual standing for election to the Board as part of the Company’s slate of directors. For so long as each Sponsor has the right to nominate three (3) directors pursuant to this Section 3.01(l), the Company and each Shareholder shall take such actions as are necessary to cause the Sponsors’ six (6) directors to constitute a majority of the Board immediately following the consummation of the IPO.

(m) The Company, Holdings, IDC or their respective Subsidiaries, as the case may be, shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the boards of directors (or similar governing bodies) of Holdings, IDC or such Subsidiaries, and any committees thereof, including travel, lodging and meal expenses.

(n) The Company, Holdings and IDC shall obtain customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board and that is reasonably acceptable to each Sponsor Group that is then entitled to designate or nominate at least one director.

(o) In addition to any other indemnification rights that the directors have pursuant to the Company’s certificate of incorporation and the bylaws, each person designated or nominated by a Sponsor Group to serve on the Board or the board of directors (or a similar governing body) of Holdings, IDC or any of their respective Subsidiaries shall have the right to enter into, and each of the Company, Holdings and IDC agrees to enter into (and/or to cause such Subsidiaries to enter into), an indemnification agreement in a form consistent with indemnification agreements customarily entered into between companies and their independent board members and a related indemnification side letter with the Sponsors confirming that the Company or any of its Subsidiaries are the primary obligors in director indemnification matters in a form consistent with indemnification side letters customarily entered into between companies and their investors.

(p) For so long as Silver Lake has at least one Board designation or nomination right under this Section 3.01, the right to designate or nominate one such member of the Board pursuant to this Section 3.01 shall be exercisable solely by Silver Lake Partners III, L.P.

(q) For so long as Warburg Pincus has at least one Board designation or nomination right under this Section 3.01, the right to designate or nominate one such member of the Board pursuant to this Section 3.01 shall be exercisable solely by Warburg Pincus Private Equity X, L.P.

(r) The rights of each Sponsor under this Section 3.01 shall be transferable to such Sponsor’s Permitted Transferees but otherwise shall not be transferable other than with the prior written consent of the other Sponsor.

(s) This Section 3.01 shall terminate upon the consummation of a Change of Control.

SECTION 3.02. Matters Requiring Sponsor Consent. Until the earlier of the consummation of an IPO and the consummation of a Change of Control, the Company, Holdings and IDC shall not take or commit to take, and shall not cause or allow any of their respective Subsidiaries to take or commit to take, any of the following actions without the prior written consent of each Sponsor that is, at such time, entitled to designate at least two (2) directors pursuant to Section 3.01:

(a) any amendment, change, waiver, alteration or repeal of any provision of the certificate of incorporation, by-laws or equivalent constituent documents of the Company, Holdings or IDC (excluding (A) any increase in authorized capital stock or other equity interests available for issuance, (B) the creation of any new class or series of capital stock or other equity interests, (C) the amendments contemplated by Section 3.05 and (D) any other amendment, change, alteration or repeal consistent with provisions of this Agreement that are in effect at such time);

(b) any dividend or distribution of any kind on any shares of capital stock or other equity interests, other than dividends or distributions (i) to the Company or any of its wholly-owned Subsidiaries or (ii) in which both Sponsors participate on a pro rata basis based on their relative ownership of shares of capital stock and other equity interests;

(c) any repurchase or redemption of equity securities from (i) employees, other than upon such employees’ termination of employment pursuant to the terms of repurchase or similar agreements or arrangements, in effect from time to time, providing for the repurchase or redemption of capital stock or other equity securities at fair market value or, if such termination is for “cause” (as defined in such applicable agreements or arrangements) or in other applicable circumstances that permit the Company or its Subsidiaries to repurchase or redeem equity securities from employees, at the lesser of fair market value and the purchase price paid or ascribed to such capital stock or other equity securities upon such employees’ acquisition thereof, or (ii) either or both Sponsors, other than repurchases or redemptions in which both Sponsors participate on a pro rata basis based on their relative ownership of shares of capital stock and other equity interests;

(d) any dissolution, liquidation, bankruptcy, assignment to its creditors or wind-up of the business and affairs or any similar transaction or other action relating to an entity’s insolvency, in each case of the Company, Holdings, IDC or any of their respective material Subsidiaries, or any consent to any of the foregoing;

(e) any transaction between or among the Company, Holdings, IDC or any of their respective Subsidiaries, on the one hand, and any director or executive officer of the Company, Holdings, IDC or any of their respective Subsidiaries, any Shareholder that beneficially owns (together with its Affiliates) more than 5% of the voting power of the Company or any executive officer, director, manager, Affiliate or immediate family members of any of the foregoing, on the other hand, other than (i) transactions on arms length terms with any portfolio company of a Sponsor or its Affiliates and (ii) employment and compensation and benefits arrangements with an employee of the Company, Holdings, IDC or any of their respective Subsidiaries;

(f) any transaction or series of related transactions that would constitute or cause a Change of Control;

(g) the sale or other disposition of stock or assets that have a value in excess of $100 million in any single transaction or series of related transactions (other than any sale or licensing of products or services in the ordinary course of business), the acquisition of stock or assets for aggregate consideration with a fair market value (as determined in good faith by the Board) in excess of $100 million in any single transaction or series of related transactions or the entry into any joint ventures, partnerships or similar transactions that involve the contribution or participation of assets of the Company and its Subsidiaries with a fair market value (as determined in good faith by the Board) in excess of $100 million in any single transaction or series of related transactions;

(h) the entering into or development of a new line of business which will be material to the Company and its Subsidiaries taken as a whole and is unrelated to any existing line of business of the Company or its Subsidiaries;

(i) the consummation of an IPO, other than pursuant to the exercise by either Sponsor of its rights under Section 3.05;

(j) the creation of any Employee Equity Arrangement or the increase in the number of any equity securities of the Company or any of its Subsidiaries reserved for issuance under any such Employee Equity Arrangement, provided that no consent shall be required if such Employee Equity Arrangement or increase permits, together with any then-existing Employee Equity Arrangements or increases, issuing only (i) options to purchase up to six percent (6%) of the then-outstanding Shares with such options having a strike price equal to or greater than the fair market value of the Shares at the time of grant, (ii) restricted stock or other awards having a fair market value at the time of grant not in excess of the Black-Scholes value of options to purchase up to six percent (6%) of the then-outstanding Shares with such options having a strike price equal to or greater than the fair market value of the Shares at such time or (iii) some combination of such options and such restricted stock and other awards with a value, as determined on a pro rata basis in the manner contemplated in clauses (i) and (ii) above, not in excess of either of clauses (i) or (ii) above;

(k) the initiation or settlement of any litigation, arbitration, investigation or administrative or similar proceeding (each, a “Proceeding”) or series of related Proceedings reasonably expected to involve consideration payable by or to the Company or any of its Subsidiaries in excess of $50 million or to result in the Company or any of its Subsidiaries becoming subject to a limitation on the operation of its business that is material to the Company, its Subsidiaries, taken as a whole;

(l) any incurrence, assumption (including by way of acquisition) or guarantee of indebtedness for borrowed money (collectively, an “incurrence”) that would result in aggregate outstanding indebtedness for borrowed money of the Company and its Subsidiaries, after giving pro forma effect to the incurrence of such indebtedness for borrowed money and the application of the net proceeds therefrom as if the additional indebtedness for borrowed money had been incurred, and the application of the net proceeds therefrom had occurred, at the beginning of the applicable twelve (12) consecutive calendar month period in which LTM EBITDA is to be calculated, being in excess of five times (5.0x) LTM EBITDA, provided, however that the foregoing limitation shall not apply to indebtedness for borrowed money incurred by the Company and its Subsidiaries that does not exceed at any one time outstanding $100 million; and

(m) The rights of each Sponsor under this Section 3.02 shall be transferable to such Sponsor’s Permitted Transferees but otherwise shall not be transferable other than with the prior written consent of the other Sponsor.

SECTION 3.03. Additional Management Provisions.

(a) Each of the Company, Holdings, IDC and the Shareholders agrees and acknowledges that the directors designated or nominated by the Sponsor Groups pursuant to Section 3.01 may share confidential, non-public information about the Company, Holdings, IDC and their respective Subsidiaries (including any materials received in their capacities as members of the Board or any other board of directors (or similar governing body) of Holdings, IDC or any of their respective Subsidiaries, except to the extent the sharing of such materials would be reasonably likely to result in the waiver or loss of attorney-client privilege) with the Sponsors and their Affiliates and their respective limited partners, members and direct and indirect investors, in each case, on a confidential basis.

(b) Except (i) to the extent resulting from the rights granted under this Agreement, (ii) as required by applicable law and (iii) authority granted to an individual as an officer of the Company or its Subsidiaries, no Shareholder shall have the authority to manage the business and affairs of the Company or to contract for or incur on behalf of the Company any debts, liabilities or other obligations. No such action of a Shareholder in violation of the preceding sentence will be binding on the Company.

(c) Prior to the earlier of the consummation of an IPO and the consummation of a Change of Control, the Company shall provide Igloo Co-Invest, LLC, any Additional Co-Invest Vehicle and any Shareholder that holds, as of such time, at least 10 million Shares (each of the foregoing, an “Information Recipient”), a copy of each of the following:

(i) Annual Budget. As promptly as practicable after it is approved by the Board of Directors of IDC, a copy of the annual budget of IDC and its Subsidiaries;

(ii) Quarterly Statements. To the extent that none of the Company, Holdings or IDC is a reporting company under the Exchange Act (and none of the Company, Holdings or IDC otherwise files reports required to be filed by Exchange Act reporting companies), as promptly as practicable after they are provided to the lenders pursuant to the terms of the Credit Agreement, the unaudited quarterly financial statements of IDC and its Subsidiaries;

(iii) Annual Audit. To the extent that none of the Company, Holdings or IDC is a reporting company under the Exchange Act (and none of the Company, Holdings or IDC otherwise files reports required to be filed by Exchange Act reporting companies), as promptly as practicable after they are provided to the lenders pursuant to the terms of the Credit Agreement, the audited annual financial statements of IDC and its Subsidiaries; and

(iv) Quarterly Covenant Compliance Certificates. As promptly as practicable after they are provided to the lenders pursuant to the terms of the Credit Agreement, copies of any quarterly covenant compliance certificates required to be delivered pursuant to the terms of the Credit Agreement.

(d) Prior to the earlier of the consummation of an IPO and the consummation of a Change of Control, upon receipt of a written request from any Information Recipient:

(i) Capitalization Table. The Company shall provide to each of the Information Recipients an updated capitalization table of the Company, reflecting the fully-diluted capitalization of the Company as of the end of the previous fiscal quarter; provided, that in no event may the Information Recipients collectively make more than one such request in any fiscal quarter; and

(ii) Transactions with Affiliates. The Company shall use reasonable efforts to provide to each of the Information Recipients a summary of any transactions between the Company or its Subsidiaries, on the one hand, and the Sponsors or their Affiliates, on the other hand, in which the proceeds payable by either party to the other exceeds $100 million; provided, that in no event may the Information Recipients, collectively, make more than one such request in any six-month period.

(e) Each of the Company, Holdings, IDC and the Shareholders hereby acknowledge and agree, notwithstanding anything to the contrary in this Agreement or any other agreement or at law or in equity, that when any Shareholder, including any Sponsor, takes any action under this Agreement to give or withhold its consent, such Shareholder shall have no duty to consider the interests of the Company, Holdings, IDC or the other Shareholders or any of their respective Affiliates and may act exclusively in its own interest and shall have only the duty to act in good faith.

SECTION 3.04. Meetings; Notice; Written Consent. Unless otherwise agreed by the Sponsors:

(a) The Board shall meet at least quarterly. Meetings of the Board may be held at any time at any location specified in the notice thereof in such place within or without the State of Delaware when called by any Sponsor Director. Directors may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law.

(b) Reasonable and sufficient notice of each meeting of the Board shall be given to each director. It shall be reasonable and sufficient notice to a director to send notice by first-class mail at least seven (7) days (or by overnight delivery, electronic mail, facsimile or hand delivery at least forty-eight (48) hours) before any meeting of the Board addressed to such director at such director’s usual business address. Notice of a meeting of the Board need not be given to any director if a written waiver of notice, executed by such director before or after such meeting, is filed with the records of such meeting, or to any director who participates in such meeting without protesting prior thereto or at the commencement thereof with respect to the lack of notice to such director. Neither notice of a Board meeting nor a waiver of a notice need specify the purposes of such meeting.

(c) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting pursuant to a written consent signed by each director, and such writing or writings shall be filed with the records of the meetings of the Board. Such consent shall be treated for all purposes as the act of the Board.

(d) This Section 3.04 shall terminate upon the earlier of the consummation of an IPO and the consummation of a Change of Control.

SECTION 3.05. Forced IPO. The Shareholders and the Company acknowledge and agree that, at any time after the fifth anniversary of the Closing Date but prior to the consummation of an IPO, either Sponsor that is, at such time, a Determination Sponsor (such initiating Sponsor, an “Initiating Sponsor”) may require the Company, by sending a written request therefor to the Company, to initiate an IPO (a “Forced IPO”) of the Registering Entity as agreed by the Initiating Sponsor. Upon delivery of a written request for a Forced IPO by an Initiating Sponsor, the Company shall promptly (and in any event, no later than ninety (90) days after such request) cause the Registering Entity to file a Form S-1 (or other applicable registration statement) relating to such Forced IPO (the “IPO Registration Statement”) with respect to such number of Shares as is recommended by the managing underwriter or underwriters to be offered for sale by the Registering Entity in the IPO Registration Statement (the “Recommended Primary Securities”) and no more than such number of Shares as is recommended by the managing underwriter or underwriters to be offered for sale by any stockholders of the Company that have registration rights with respect to their equity securities of the Company. The Company shall use its reasonable best efforts (a) to cause the Registering Entity to amend its certificate of incorporation (or equivalent governing document) (i) to increase its authorized capital to permit the issuance and sale of the Recommended Primary Securities and (ii) to include terms customarily included in the certificate of incorporation (or equivalent governing document) of an entity effecting an initial public offering, (b) to cause the IPO Registration Statement to be declared effective promptly under (i) the Securities Act and (ii) the “Blue Sky” laws of such jurisdictions as the Initiating Sponsor, any underwriter or any other participating Shareholder, if any, reasonably requests and (c) to list the Shares on a stock exchange that is reasonably acceptable to the Initiating Sponsor. The Initiating Sponsor shall have the right to select the managing underwriter or underwriters to administer the offering and the Company shall cause the Registering Entity to enter into an underwriting agreement with such underwriters and perform its obligations thereunder; provided, that such managing underwriter or underwriters and such underwriting agreement shall be reasonably acceptable to the Company. In addition, upon delivery of a written request for a Forced IPO by an Initiating Sponsor, the Company shall cause the Registering Entity to take, and each Shareholder shall take, all other actions reasonably necessary to cause the consummation of the Forced IPO, including, to the extent applicable, causing the Registering Entity to retain legal counsel and an accounting firm reasonably acceptable to the Sponsors, all at the expense of the Registering Entity.

ARTICLE IV

TRANSFERS

SECTION 4.01. Transfer Restrictions. (a) No Employee Shareholder may Transfer any of its shares of capital stock or other equity securities of the Company or any of its Subsidiaries except as follows (and in any case subject to Sections 4.01(e), 4.01(g), 4.05 and 4.07):

(i) to Permitted Transferees in accordance with Section 4.02;

(ii) with the prior written consent of each of the Sponsors that holds, as of such time, at least 150 million Shares;

(iii) pursuant to, or consequent upon, the exercise of the tag-along rights set forth in Section 4.03;

(iv) pursuant to, or consequent upon, the exercise of the drag-along rights set forth in Section 4.04;

(v) pursuant to the exercise by such Shareholder of any registration rights granted by the Company or such Subsidiary to such Shareholder;

(vi) to the Company, any of its Subsidiaries or any of the Sponsors or their Affiliates in connection with the exercise of any put call or similar terms of any Employment Arrangement, Employee Equity Arrangement or Employee Equity Sale;

(vii) pursuant to Section 5.01; or

(viii) after the expiration of the Other Shareholder Restricted Period applicable to such Employee Shareholder.

(b) No Other Shareholder (excluding, for purposes of this Section 4.01(b), Employee Shareholders, who shall instead be subject to Section 4.01(a)) may Transfer any of its shares of capital stock or other equity securities of the Company or any of its Subsidiaries except as follows (and in any case subject to Sections 4.01(e), 4.01(g), 4.05 and 4.07):

(i) to Permitted Transferees in accordance with Section 4.02;

(ii) with the prior written consent of each of the Sponsors that holds, as of such time, at least 150 million Shares;

(iii) pursuant to, or consequent upon, the exercise of the tag-along rights set forth in Section 4.03 (including, with respect to Approved Shareholders, Section 4.03(f));

(iv) pursuant to, or consequent upon, the exercise of the drag-along rights set forth in Section 4.04;

(v) in the event of a Post-IPO Sponsor Transfer of Shares either through (x) Market Transfers (except to the extent (I) clause (vi) applies to such Market Transfer or (II) such Other Shareholder is provided an opportunity to offer and sell Shares in such Market Transfer on a pro rata basis based on the number of Shares held by such Other Shareholder and the number of Shares held by all Shareholders offering and selling Shares in such Market Transfer) or (y) distributions to the Sponsors’ respective limited partners, members and other direct and indirect investors, Transfers of Shares in an amount not to exceed, in the aggregate with respect to such Other Shareholder, the Applicable Sponsor Transfer Exclusion Amount in effect from time to time for such Other Shareholder (for the avoidance of doubt, any Transfers pursuant to Sections 4.01(b)(i), 4.01(b)(iii), 4.01(b)(iv), 4.01(b)(vi) or 4.01(b)(vii) shall not be deemed to be a Transfer pursuant to this Section 4.01(b)(v));

(vi) pursuant to the exercise by such Other Shareholder of any registration rights granted by the Company or such Subsidiary to such Shareholder under the Registration Rights Agreement or otherwise;

(vii) pursuant to, or consequent upon, the exercise by one or more other Shareholders of their rights set forth in Section 4.06(f);

(viii) to Igloo Co-Invest, LLC, in accordance with Sections 11.01 or 11.03 of the Co-Invest LLC Agreement or to a Parallel Investment Entity in accordance with provisions in the operating agreement (or other similar governing document) that are similar to Sections 11.01 and 11.03 of the Co-Invest LLC Agreement (a “Parallel Investment Entity Transfer”);

(ix) in connection with a Tag Along Distribution pursuant to Section 4.03(e);

(x) pursuant to Section 5.01; or

(xi) after the expiration of the Other Shareholder Restricted Period applicable to such Other Shareholder.

The following example demonstrates the effect of clause (v) above: If the applicable Shareholder held 100 Shares, and the Sponsors held 1,000 Shares, in each case immediately following the consummation of the IPO, and the Sponsors collectively sell 200 Shares on the first anniversary of the consummation of the IPO (but during the Other Shareholder Restricted Period) and another 250 Shares on the eighteen (18) month anniversary of the consummation of the IPO (but during the Other Shareholder Restricted Period), the applicable Shareholder shall be permitted to sell, pursuant to clause (v) above, up to 20 Shares following the first anniversary of the consummation of the IPO and up to an additional 25 Shares following the eighteen (18) month anniversary of the consummation of the IPO, or, following such eighteen (18) month anniversary of the consummation of the IPO, up to an aggregate of 45 Shares (if none of the 20 Shares were Transferred pursuant to clause (v) above following the first anniversary of the consummation of the IPO).

(c) Neither Sponsor may Transfer any of its shares of capital stock or other equity securities of the Company or any of its Subsidiaries except as follows (and in any case subject to Sections 4.01(e), 4.01(g), 4.05 and 4.07):

(i) to Permitted Transferees in accordance with Section 4.02;

(ii) with the prior written consent of the other Sponsor;

(iii) subject to Section 4.01(d), pursuant to Permitted Syndication Sales;

(iv) pursuant to, or consequent upon, the exercise of the tag-along rights set forth in Section 4.03;

(v) pursuant to, or consequent upon, the exercise of the drag-along rights set forth in Section 4.04;

(vi) Employee Equity Sales;

(vii) if such Sponsor is an Alternate Procedure Purchaser, pursuant to, or consequent upon, the exercise by one or more other Shareholders of their rights set forth in Section 4.06(f);

(viii) pursuant to Section 5.01; or

(ix) after the expiration of the Restricted Period.

(d) Each Sponsor agrees not to effect a Permitted Syndication Sale that would cause such Sponsor, immediately after completion of such Permitted Syndication Sale, to hold less than 435 million Shares. In addition, the Sponsors agree that in the event that both Sponsors desire to engage in Permitted Syndication Sales, the Sponsors shall coordinate their sales efforts relating to all such potential Permitted Syndication Sales and the Shares to be sold in any such Permitted Syndication Sales shall be allocated for sale, as between the Sponsors, on a pro rata basis based on their relative Excess Amounts (or such other allocation as the Sponsors shall as of such time agree in writing).

(e) Notwithstanding anything in this Article IV to the contrary, without the prior written consent of both Sponsors, after the date hereof, no Shareholder shall be entitled to Transfer any of its capital stock or other equity interest of the Company or any of its Subsidiaries to any Person (whether or not to a Permitted Transferee) that, in the reasonable judgment of the Sponsors, (x) is an actual or known potential competitor of the Company, Holdings, IDC or any of their respective Subsidiaries (other than a securities firm or broker-dealer acting in its capacity as such), (y) is known to be adverse to the interests of the Company, Holdings, IDC or any of their respective Subsidiaries (other than a securities firm or broker-dealer acting in its capacity as such in connection with such Transfer) as a result of a current or former litigation, arbitration, dispute or claim (each of clauses (x) and (y), a “Competitor”) or (z) is known to hold (directly or indirectly) more than a 5% ownership interest in any Competitor; provided, however, that this sentence shall not apply to (A) Market Transfers, (B) distributions by a Shareholder to its limited partners, members or direct or indirect investors, (C) Transfers by any Tagging Shareholder pursuant to Section 4.03 or (D) Transfers by a Drag-Along Participant pursuant to Section 4.04. In addition, no Shareholder shall be entitled to Transfer any of its Shares or other capital stock or other equity interests of the Company or any of its Subsidiaries or any other rights under this Agreement (including to a Permitted Transferee) at any time unless the Sponsors are reasonably satisfied that such Transfer would not:

(i) violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Shares;

(ii) cause the Company to become subject to the registration requirements of the Investment Company Act; or

(iii) be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the assets of the Company to constitute “plan assets” for purposes of fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code.

(f) Any purported Transfer of capital stock or other equity interests of the Company or any of its Subsidiaries not in compliance with this Agreement shall be null and void, and the Company or such Subsidiary shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of such capital stock or equity interests pursuant to any such purported Transfer.

(g) Except as otherwise provided in Sections 4.03(c), 4.04(g) and 4.06(d), any Shareholder that proposes to Transfer Shares in accordance with the terms and conditions hereof shall be responsible for any fees and expenses incurred by the Company in connection with such Transfer.

(h) Each certificate evidencing Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF A SHAREHOLDERS AGREEMENT, DATED AS OF JULY 29, 2010, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SUCH SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(i) In the event that either or both of the paragraphs in the restrictive legend set forth in Section 4.01(h) has ceased to be applicable, the Company shall provide any Shareholder, or their respective transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates for such securities of like tenor not bearing such paragraph(s) of the legend with respect to which the restriction has ceased and terminated (it being understood that the restriction referred to in the first paragraph of the legend in Section 4.01(h) shall cease and terminate only upon the termination of this Article IV).

SECTION 4.02. Transfers to Permitted Transferees and Affiliates. Subject to Sections 4.01(e) and 4.05, a Shareholder may Transfer any or all of its Shares to a Permitted Transferee of such Shareholder at any time after the date hereof; provided that, prior to the effectiveness of such Transfer, each Permitted Transferee of any Shareholder to which Shares are Transferred shall, and such Shareholder shall cause such Permitted Transferee to agree in writing with the Company to, Transfer back to such Shareholder (or to another Permitted Transferee of such Shareholder) the Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Shareholder prior to the end of the Restricted Period, in the case of the Sponsors, or prior to the end of the Other Shareholder Restricted Period, in the case of all Other Shareholders. For purposes of this Agreement, “Permitted Transferee” means: (x) with respect to each Shareholder that is not an individual, any of the following Persons, in each case which was not formed primarily for the purpose of providing co-investment opportunities to one or more investors: (i) any Affiliate of the Transferring Shareholder; and (ii) any other investment vehicle managed or advised by the Transferring Shareholder to which the Sponsors have given their prior written consent; and (y) with respect to each Shareholder who is an individual, (i) his or her spouse and his or her lineal descendants (including children by adoption and stepchildren), (ii) any trust or custodianship, the beneficiaries of which include only such Shareholder and/or the Persons described in the immediate foregoing clause (i), (iii) any limited liability company or partnership (A) with respect to which all of the outstanding equity interests are beneficially owned solely by such Shareholder and/or his or her spouse and his or her lineal descendants (including children by adoption and step children) and (B) with respect to which such Shareholder is the sole manager or managing member (if a limited liability company) or the sole general partner (if a limited partnership) and otherwise has the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such limited liability company or partnership, whether through the ownership of voting securities, by contract or otherwise, (iv) upon the death of such Shareholder, his or her executors, administrators, testamentary trustees, legatees or beneficiaries.

SECTION 4.03. Tag-Along Rights.

(a) During the Other Shareholder Restricted Period (subject to the last sentence of this clause (a)), each Other Shareholder and, during the period ending on the later of the first anniversary of the consummation of the IPO and the end of the Restricted Period, each Sponsor, as applicable (the “Tagging Shareholders”), shall have the right to participate in the manner set forth in this Section 4.03, in an amount equal to its Pro Rata Portion, and at the same time and for the same price and on no worse economic terms applicable to the sale of the Tag Covered Securities (including, subject to Sections 4.03(b) and 4.09, as to form of consideration and indemnification obligations), in all sales (other than sales to Permitted Transferees, distributions by a Sponsor to its limited partners, members or other direct or indirect investors, Permitted Syndication Sales, Parallel Investment Entity Transfers, sales in connection with a Tag Along Distribution pursuant to Section 4.03(e), Employee Equity Sales, sales consequent upon the exercise of any rights set forth in Section 4.04, Market Transfers, sales to Shareholders exercising rights set forth in Section 4.06(f) if a Sponsor is an Alternate Procedure Purchaser and sales pursuant to a registered public offering) (each, a “Tag-Along Sale”) by either or both Sponsors (each, unless a Tagging Shareholder, a “Selling Sponsor”) of any equity securities of the Company, Holdings, IDC or any of their respective Subsidiaries (the “Tag Covered Securities”) held by, or on behalf of, the Sponsors, to the extent such Other Shareholder or Sponsor holds the same class of Tag Covered Securities being sold or has the right to acquire such Tag Covered Security upon the exercise, conversion or exchange of another security (it being understood that such Other Shareholder or Sponsor shall only be entitled to sell the underlying Tag Covered Securities in connection with such Tag-Along Sale unless the Selling Sponsor is selling such exercisable, convertible or exchangeable security). All determinations as to whether to complete any Tag-Along Sale and, subject to Section 4.03(b) and the first sentence of this paragraph, as to the timing, manner, price and other terms of any such Tag-Along Sale shall be at the sole discretion of the Selling Sponsor(s). For the avoidance of doubt, the issuance or sale of securities by the Company, Holdings, IDC or any of their respective Subsidiaries shall not be deemed to constitute a sale of securities by either or both Sponsors. For clarity, following the consummation of the IPO, this Section 4.03 shall only be applicable during the Other Shareholder Restricted Period to privately negotiated sales of Shares, by one or both Sponsors to Persons unaffiliated with the Transferring Sponsor(s). In the event that the Other Shareholder Restricted Period terminates pursuant to the proviso in the definition of “Other Shareholder Restricted Period,” the right set forth in this Section 4.03 shall continue until the earlier of the consummation of an IPO or the date on which the Shares have been converted into or exchanged for or otherwise become Publicly Traded Securities.

(b) In connection with any sale pursuant to this Section 4.03, (i) each Tagging Shareholder shall agree to make the same representations, warranties, covenants, indemnities and agreements to the purchaser as made by the Selling Sponsor(s) in connection with such sale (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Shareholder or its Affiliates) and (ii) such sale shall be on the terms and conditions the Selling Sponsor(s) determine(s). For the sake of clarity in the event of a sale pursuant to this Section 4.03, each Shareholder (other than the Sponsors) acknowledges and agrees that in its capacity as a Tagging Shareholder, it shall not be entitled to any non-economic rights or benefits granted to the Selling Sponsor(s). Notwithstanding the foregoing, however, (x) all such representations, warranties, covenants, indemnities and agreements shall be made by each Tagging Shareholder severally and not jointly, (y) such Tagging Shareholder shall be required to make representations and warranties only as to its authority to sell Tag Covered Securities, the enforceability of agreements related to such Tag-Along Sales against such Shareholder, the Tag Covered Securities to be sold by such Shareholder being free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws), such Shareholder being the sole record and beneficial owner of Tag Covered Securities, and such Shareholder having obtained or made all necessary consents, approvals, permits, filings and notifications from governmental authorities or third parties to consummate such Tag-Along Sale, and (z) except for the representations and warranties in clause (y) above and any obligations specifically applicable to the sale of the Tag Covered Securities of such Shareholder, any liability for breach of any such representations and warranties and covenants related to the Company, Holdings, IDC or their respective Subsidiaries shall be allocated among each Tagging Shareholder and each Selling Sponsor entity pro rata based on the relative number of Tag Covered Securities to be sold by each of them, and the aggregate amount of liability for each such Tagging Shareholder shall not exceed the U.S. dollar value of the total consideration to be paid by the purchaser to such Tagging Shareholder.

(c) The Selling Sponsor(s) shall give written notice (a “Tag Notice”) of each Tag-Along Sale to each of the Tagging Shareholders at least twelve (12) Business Days before consummation of such proposed sale, which notice shall set forth (i) the number of Tag Covered Securities to be sold, (ii) the consideration to be received, (iii) the identity of the purchaser of the Tag Covered Securities, (iv) any other material terms and conditions of the proposed sale, (v) the date of the proposed sale and (vi) an invitation to the Tagging Shareholders receiving the Tag Notice to elect to sell Tag Covered Securities in connection with such a sale. Tagging Shareholders may elect to participate in the Tag-Along Sale on the terms and conditions set forth in this Section 4.03 by sending an irrevocable written notice (a “Tag-Along Participation Notice”) to the Selling Sponsor(s) within eight (8) Business Days of the delivery of the Tag Notice, indicating its, his or her election to sell a number of Tag Covered Securities in the Tag-Along Sale that does not exceed such Tagging Shareholder’s Pro Rata Portion. Following such eight-Business Day period, each Tagging Shareholder that has delivered a Tag-Along Participation Notice shall be entitled to sell to the proposed purchaser(s) on the terms and conditions set forth in the Tag Notice, concurrently with the Selling Sponsor(s) and other Tagging Shareholders electing to participate in such Tag-Along Sale. Notwithstanding anything to the contrary set forth herein, in the event of a sale as to which this Section 4.03 is applicable following the consummation of an IPO, the Selling Sponsor(s) shall be permitted to refrain from complying with the advance notice and concurrent participation requirements set forth above in this Section 4.03; provided, that promptly following the consummation of such sale, the Tagging Shareholders are provided with the same ability to transfer Shares, in accordance with the same timing (with respect to delivery of a Tag Notice after such sale and the delivery of a Tag-Along Participation Notice with respect to such Tag Notice), price and other terms as such Tagging Shareholders would have received had the procedures in this clause (c) been adhered to with respect to such sale. All costs and expenses of the Selling Sponsor(s) in connection with the Tag-Along Sale shall be borne on a pro rata basis by the Selling Sponsor(s) and the Tagging Shareholders that elect to participate in such Tag-Along Sale based on the number of Tag Covered Securities being sold in the Tag-Along Sale.

(d) In the event that the Tag-Along Sale contemplated by a Tag Notice has not been completed within one hundred twenty (120) days after the delivery of the Tag Notice for such Tag-Along Sale (subject to extension to the extent necessary to obtain required governmental or other approvals), then such Tag Notice shall be null and void, each Tagging Shareholder that elected to participate in the Tag-Along Sale and delivered a Tag-Along Participation Notice shall be released from its obligations under such Tag Notice and it shall be necessary for a separate Tag Notice to be furnished by the Selling Sponsor(s), and the other terms and provisions of this Section 4.03 separately complied with, in order to consummate such Tag-Along Sale pursuant to this Section 4.03.

(e) Notwithstanding anything set forth herein to the contrary, the Company acknowledges the right of the Managing Member to cause Igloo Co-Invest, LLC to effect a Tag-Along Distribution (as defined in the Co-Invest LLC Agreement) in connection with a Tag-Along Sale pursuant to this Section 4.03 if a Member (as defined in the Co-Invest LLC Agreement) timely delivers a Tag-Along Participation Notice (as defined in the Co-Invest LLC Agreement) with respect to such Tag-Along Sale pursuant to the Co-Invest LLC Agreement. If requested by Igloo Co-Invest, LLC within eight (8) Business Days of the delivery of a Tag Notice, the Company shall cooperate with Igloo Co-Invest, LLC to timely effect such Tag-Along Distribution, provided that (a) such Tag-Along Distribution is made in a manner that permits such Tag-Along Sale to occur on the same terms and conditions as those applicable to the Tagging Shareholders pursuant to this Section 4.03 and (b) if Igloo Co-Invest, LLC elects to make a Tag-Along Distribution, Igloo Co-Invest, LLC shall condition such Tag-Along Distribution on such Member participating directly in the Tag-Along Sale on the same terms and conditions set forth in this Section 4.03 applicable to the Tagging Shareholders and at the same time as the Tagging Shareholders are obligated to sell hereunder and if such Member does not participate on the same terms and conditions and at the same time, Igloo Co-Invest, LLC shall revoke such Member’s Tag-Along Participation Notice and shall be deemed to have waived its right to participate in the Tag-Along Sale solely on behalf of such Member. Each of the Sponsors and the Other Shareholders agrees that the Company and Igloo Co-Invest, LLC shall have the right to implement procedures, Transfers or other terms and conditions as may be agreed to between the Company and Igloo Co-Invest, LLC in order to give effect to the provisions of this Section 4.03(e).

(f) Notwithstanding the foregoing, if, at the time of a Tag-Along Sale, a Tagging Shareholder is an Approved Shareholder, in connection with the consummation of the Tag-Along Sale, reasonably in advance of consummation of the Tag-Along Sale, the Approved Shareholder shall have the right to Transfer the Tag Covered Securities that could otherwise be included in such Tag-Along Sale on behalf of such Approved Shareholder, to a partnership, corporation, limited liability company or similar entity (a “Special Purpose Vehicle”) that is both (i) able to participate directly in the Tag-Along Sale on the same terms and conditions set forth in this Section 4.03 applicable to the Tagging Shareholders and at the same time as the Tagging Shareholders, including to provide the representations, warranties, covenants, indemnities and other agreements required pursuant to Section 4.03(b) and (ii) whose managing member, general partner or similar governing body is either (1) one or both of the Sponsors, (2) a Permitted Transferee of such Approved Shareholder, (3) a third party acceptable to each of the Sponsors or (4) an Initial Co-Invest Shareholder. The Company, Igloo Co-Invest, LLC and the Sponsors shall cooperate with the Approved Shareholder to effect the Transfer of such Tag Covered Securities to the Special Purpose Vehicle. Each of the Other Shareholders agrees that the Company, Igloo Co-Invest, LLC and the Sponsors shall have the right to implement procedures, Transfers or other terms and conditions as may be agreed to between the Company, Igloo Co-Invest, LLC and the Sponsors in order to give effect to the provisions of this Section 4.03(f) so that none of the Approved Shareholder, the Company or the Other Shareholders are any worse off or better off than had the Approved Shareholder been able to directly participate in the Tag-Along Sale had its indemnification obligations not been limited or prohibited by applicable state law. The Sponsors will consult with the Approved Shareholder in good faith to the extent such procedures relate to the Approved Shareholder. Further, the Approved Shareholder agrees that if such Tag-Along Sale is not consummated, the Approved Shareholder shall cooperate with the Company, Igloo Co-Invest, LLC and the Sponsors (A) to promptly Transfer back to such Approved Shareholder (or to another Permitted Transferee of such Approved Shareholder) the Tag Covered Securities Transferred to the Special Purpose Vehicle and (B) if such Special Purpose Vehicle’s managing member, general partner or similar governing body is one or both of the Sponsors, to liquidate, dissolve or otherwise unwind such Special Purpose Vehicle; provided, that any such Transfer back to the Approved Shareholder or liquidation, dissolution or unwinding of the Special Purpose Vehicle shall not affect this Section 4.03(f), which shall continue in full force and effect.

SECTION 4.04. Drag-Along. (a) Prior to the earlier of (i) the consummation of the IPO and (ii) such time as the aggregate number of securities of the Company, Holdings or IDC or their respective Subsidiaries or successors held, directly or indirectly, by management of any of the foregoing entities, the Sponsors, the members of Igloo Co-Invest, LLC and any Additional Co-Invest Vehicle, after giving effect to any Permitted Syndication Sales, Shareholders resulting from any Permitted Syndication Sales and, in each case, any of their Permitted Transferees do not represent at least fifty percent (50%) of the voting power of the outstanding securities of such entity, either Sponsor that holds, at such time, at least 300 million Shares shall be entitled to give notice (a “Drag Advance Notice”) to the other Sponsor and Other Shareholders that such Sponsor intends to enter into (or has agreed to vote its Shares, or to execute a written consent in lieu thereof, in favor of), or cause the Company to enter into, a transaction or transactions involving the Transfer, in a single transaction or a series of related transactions, of not less than fifty percent (50%) of the outstanding Shares (which Shares to be Transferred may include Shares held by all Drag-Along Participants or persons otherwise agreeing to, or that are obligated to, sell Shares in such transaction) to one or more Persons (other than to an Affiliate of such Sponsor, unless the other Sponsor consents in writing to such Person being the counter-party in such Drag-Along Transaction) or to cause the Company to merge or consolidate with, or sell all or substantially all of its assets to, another Person or Persons (other than to an Affiliate of such Sponsor, unless the other Sponsor consents in writing to such Person being the counter-party in such Drag-Along Transaction) (a “Drag-Along Transaction”) and that such Sponsor is requiring the other Sponsor and the Other Shareholders to participate in such Drag-Along Transaction in the manner set forth in this Section 4.04; provided, that such Drag-Along Transaction shall require the prior written consent of the other Sponsor if such other Sponsor holds, at such time, at least 150 million Shares. In the event that a Sponsor determines to effect a Drag-Along Transaction (such Sponsor, an “Exercising Sponsor”) and receives the consent of the other Sponsor if required pursuant to the proviso in the immediately preceding sentence of this Section 4.04(a), each Other Shareholder and, if the other Sponsor holds, at such time, less than 150 million Shares, the other Sponsor (each such Other Shareholder and Sponsor, as applicable, a “Drag-Along Participant”) shall have the obligation to participate, in an amount equal to its Pro Rata Portion, and at the same time and for the same price of the Shares (less, in the case of Shares issued pursuant to Employee Equity Arrangements, the exercise price, if any, for such Shares) and on no worse economic terms applicable to the Shares (including, subject to Sections 4.04(e) and 4.09, as to form of consideration and indemnification obligations), in such Drag-Along Transaction; provided, however, that notwithstanding anything to the contrary set forth herein, in any event the Company shall be permitted to cause all outstanding securities issued pursuant to Employee Equity Arrangements to be treated in such Drag-Along Transaction in any manner permitted by such Employee Equity Arrangements. For the sake of clarity, in the event of a Drag-Along Transaction pursuant to this Section 4.04, each Shareholder (other than the Sponsors) acknowledges and agrees that in its capacity as a Drag-Along Participant, it shall not be entitled to any non-economic rights or benefits granted to the Exercising Sponsor(s).

(b) Each Drag Advance Notice shall be required to specify (i) the consideration to be received in, and any other material terms and conditions of, the proposed Drag-Along Transaction, (ii) the identity of the other Person(s) party to the Drag-Along Transaction, (iii) the date of the anticipated completion of the proposed Drag-Along Transaction (which date shall not be less than fifteen (15) days after the delivery of such notice) and (iv) any action or actions required of the Drag-Along Participants in connection with the Drag-Along Transaction (including the Transfer of the Shares held by the Drag-Along Participants and the other matters set forth in Section 4.04(c)). In the event that the Drag-Along Transaction contemplated by a Drag Advance Notice has not been completed within one hundred twenty (120) days after the delivery of the Drag Advance Notice for such Drag-Along Transaction (subject to extension to the extent necessary to obtain required governmental or other approvals), then such Drag Advance Notice shall be null and void, each Drag-Along Participant shall be released from its obligations under such Drag Advance Notice and it shall be necessary for a separate Drag Advance Notice to be furnished by the Exercising Sponsor, and the other terms and provisions of this Section 4.04 separately complied with, in order to consummate such Drag-Along Transaction pursuant to this Section 4.04.

(c) In the event that any Transfer pursuant to this Section 4.04 is structured as a merger, consolidation, or similar business combination, each Drag-Along Participant further agrees to (i) vote in favor of the Drag-Along Transaction, (ii) take such other action as may be required to effect such Drag-Along Transaction, and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(d) Solely for purposes of Section 4.04(b) and in order to secure the performance of each Shareholder’s obligations under Section 4.04(b), each Other Shareholder hereby irrevocably appoints the Sponsors as the attorney-in-fact and proxy (with each Sponsor having the ability to act in such capacity without the other Sponsor) of such Other Shareholder (with full power of substitution) to vote, provide a written consent or take any other action with respect to its equity securities of the Company, Holdings, IDC or any of their respective Subsidiaries (“Drag Covered Securities”) as described in this Section 4.04(d) if, and only in the event that, such Other Shareholder fails to vote or provide a written consent with respect to its Drag Covered Securities in accordance with the terms of Section 4.04(c)(i) or fails to take any other action in accordance with the terms of Section 4.04(c)(ii) or Section 4.04(c)(iii) (each such Shareholder, a “Breaching Drag Shareholder”) within three (3) days after a request by the applicable Sponsor for such vote, written consent or action. Upon such failure, the applicable Sponsor shall have and is hereby irrevocably granted a proxy to vote, provide a written consent or take any other action with respect to each such Breaching Drag Shareholder’s Drag Covered Securities for the purposes of taking the actions required by Section 4.04(b). Each Other Shareholder intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and each Other Shareholder shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4.04(b) with respect to the Drag Covered Securities of the Company owned by such Other Shareholder.

(e) In connection with any Transfer pursuant to this Section 4.04, (i) each Drag-Along Participant shall agree to make the same representations, warranties, covenants, indemnities and agreements to the Transferee as made by the Exercising Sponsor in connection with such Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Drag-Along Participant or its Affiliates) and (ii) such Transfer shall be on the terms and conditions the Exercising Sponsor determines. Notwithstanding the foregoing, however, (x) all such representations, warranties, covenants, indemnities and agreements shall be made by each Drag-Along Participant severally and not jointly, (y) such Drag-Along Participant shall be required to make representations and warranties only as to its authority to sell Drag Covered Securities, the enforceability of agreements related to such Drag-Along Transaction against such Shareholder, the Drag Covered Securities to be Transferred by such Shareholder being free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities laws), such Shareholder being the sole record and beneficial owner of Drag Covered Securities, and such Shareholder having obtained or made all necessary consents, approvals, permits, filings and notifications from governmental authorities or third parties to consummate such Drag-Along Transaction, and (z) except for the representations and warranties in clause (y) above and any obligations specifically applicable to the Drag Covered Securities of such Drag-Along Participant, any liability for breach of any such representations and warranties and covenants related to the Company, Holdings, IDC or their respective Subsidiaries shall be allocated among each Drag-Along Participant and each Exercising Sponsor pro rata based on the relative number of Drag Covered Securities to be Transferred by each of them, and the aggregate amount of liability for each such Drag-Along Participant shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to such Drag-Along Participant.

(f) If any Other Shareholder fails to transfer to the purchaser in such sale the Drag Covered Securities to be sold pursuant to this Section 4.04, other than (if the Exercising Sponsor or one of its Affiliates is the general partner or managing member of such Other Shareholder) due to the action or failure to act of the general partner or managing member of such Other Shareholder in its capacity as such, the Exercising Sponsor may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Drag Covered Securities with any national bank or trust company having combined capital, surplus and undivided profits in excess of $500 million (the “Escrow Agent”), and thereupon all of such Other Shareholder’s rights in and to such Drag Covered Securities shall terminate. Thereafter, upon delivery to the Company by such Other Shareholder of appropriate documentation evidencing the transfer of such Drag Covered Securities to the purchaser, the Exercising Sponsor shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Other Shareholder.

(g) All reasonable costs and expenses incurred by the Exercising Sponsors and the Company in connection with any proposed Transfer pursuant to this Section 4.04 whether or not consummated (including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions) (“Transaction Expenses”), shall be paid by the Company or its Subsidiaries. For the avoidance of doubt, it is understood that this Section 4.04(g) shall not prevent any Drag-Along Transaction to be structured in a manner such that some or all of the Transaction Expenses result in a pro rata reduction in the consideration received by the Exercising Sponsor and the Drag-Along Participants in such Drag-Along Transaction.

SECTION 4.05. Rights and Obligations of Transferees. Any Transferee of Shares (including Permitted Transferees that have acquired their Shares in accordance with Section 4.02) shall be required, at the time of and as a condition precedent to such Transfer, to become a party to this Agreement (unless such Transferee is already a party to this Agreement) by executing and delivering such documents as may be necessary, in the determination of the Sponsors, to make such Person a party thereto, whereupon, except as otherwise expressly provided herein, such Transferee will be treated as a Shareholder for all purposes of this Agreement with the same rights, benefits and obligations hereunder as the Transferring Shareholder with respect to the Transferred Shares (except that if the Transferee was a Shareholder prior to such Transfer, such Transferee shall have the same rights, benefits and obligations with respect to the such Transferred Shares as were applicable to Shares held by such Transferee prior to such Transfer); provided that after the consummation of an IPO, no Transferee of Shares (other than a Permitted Transferee) shall be required to become a party to this Agreement. Notwithstanding anything to the contrary contained herein, no Transferee (other than a Permitted Transferee of a Sponsor that, prior to the effectiveness of such Transfer, executes and delivers a joinder agreement, in form and substance acceptable to the other Sponsor, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto and agreeing that if such Person ceases to be a Permitted Transferee of the Transferring Sponsor, it will Transfer its Shares back to the Transferring Sponsor or to another Permitted Transferee of such Transferring Sponsor) shall obtain any rights under Article III or as a Sponsor, as a result of any Transfer to it of Shares.

SECTION 4.06. Preemptive Rights.

(a) Subject to Section 4.06(f), during the Preemptive Rights Period, if the Company or any of its Subsidiaries proposes to issue additional equity securities, including any warrants, options or other rights to acquire equity of the Company or any of its Subsidiaries or debt securities that are convertible into or exchangeable or exercisable for equity securities of the Company or any of its Subsidiaries (with the exception of any issuance (i) in connection with any acquisition of assets or another Person by the Company or any of its Subsidiaries, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise (excluding any issuance for purposes of financing such transaction) approved by the Board, (ii) in the IPO, (iii) to directors, employees or consultants pursuant to an Employee Equity Arrangement, (iv) to vendors, lenders and customers of and consultants to the Company or any of its Subsidiaries or in connection with a strategic partnership (excluding any issuance for purposes of financing such strategic partnership) approved by the Board, (v) by reason of a dividend, stock split or other distribution on account of the Shares, (vi) of any such equity securities to Igloo Co-Invest, LLC, any Additional Co-Invest Entities and any other Persons pursuant to Permitted Syndication Sales if the Company is simultaneously acquiring from the Sponsors the same aggregate amount of such equity securities or (vii) to the Company or any wholly-owned Subsidiary of the Company (in each case, having been approved in accordance with the terms of this Agreement, to the extent applicable)) (“Preemptive Securities”), the Company shall provide written notice (an “Issuance Notice”) to each Sponsor of such anticipated issuance no later than twenty-two (22) Business Days prior to the anticipated issuance date. Such notice shall set forth the principal terms and conditions of the issuance, including a description of the Preemptive Securities proposed to be issued, the proposed purchase price for such Preemptive Securities and the anticipated issuance date. Each Sponsor shall have the right to purchase (and/or to cause any of its Affiliates to purchase) up to such Sponsor’s Pro Rata Portion of such Preemptive Securities at the price and on the terms and conditions specified in the Company’s notice by delivering an irrevocable written notice to the Company (a “Sponsor Exercise Notice”) no later than seven (7) Business Days after the delivery of the Issuance Notice, setting forth (x) the number of such Preemptive Securities for which such right is exercised (which such number shall not exceed such Sponsor’s Pro Rata Portion of such Preemptive Securities) and (y) the maximum number of additional Preemptive Securities that such Sponsor (and/or Affiliates thereof) would be willing to purchase in excess of such Sponsor’s Pro Rata Portion in the event that any other Shareholder or other Person (including the other Sponsor) entitled to exercise preemptive rights with respect to such issuance elects not to purchase its full Pro Rata Portion of such Preemptive Securities. If either Sponsor (or any of their Affiliates) elects to exercise the preemptive rights set forth in this Section 4.06, then the Company shall provide written notice to each of the Preemptive Rights Other Shareholders (an “Other Shareholder Issuance Notice”) of such anticipated issuance no later than fourteen (14) Business Days prior to the anticipated issuance date. Such notice shall set forth the principal terms and conditions of the issuance, including a description of the Preemptive Securities proposed to be issued, the proposed purchase price for such Preemptive Securities, the anticipated issuance date, the number of such Preemptive Securities that each Sponsor notified the Company that it and/or its Affiliates intends to purchase pursuant to the exercise of preemptive rights and the percentage of the Pro Rata Portion of such Sponsor represented by the Preemptive Securities it and/or its Affiliates has elected to purchase pursuant to clause (x) above (the “Sponsor Participation Percentage”). Each such Preemptive Rights Other Shareholder shall have the right to purchase and/or to cause their Affiliate to purchase up to the percentage of such Preemptive Rights Other Shareholder’s Pro Rata Portion of such Preemptive Securities as is equal to the greater of the two Sponsor Participation Percentages set forth in the Company’s notice (as applicable, the “Other Shareholder Participation Limit”), at the price and on the terms and conditions specified in the Company’s notice to such Shareholder by delivering an irrevocable written notice to the Company no later than ten (10) Business Days after the delivery of the Other Shareholder Issuance Notice, setting forth the number of such Preemptive Securities for which such right is exercised. In the event any Preemptive Rights Other Shareholder (and/or its Affiliates) elects not to purchase Preemptive Securities equal to its Other Shareholder Participation Limit and/or a Sponsor (and/or its Affiliates) elects to purchase Preemptive Securities in an amount less than such Sponsor’s Pro Rata Portion, the Company shall allocate any remaining Preemptive Securities among those Sponsors (pro rata in accordance with their respective Pro Rata Portions) who indicated in their Sponsor Exercise Notice that they (and/or their Affiliates) desired to purchase Preemptive Securities in excess of their respective Pro Rata Portions.

(b) In the event the Shareholders with preemptive rights pursuant to clause (a) above (and/or their Affiliates) do not purchase all such Preemptive Securities in accordance with the procedures set forth in Section 4.06(a), the Company shall have sixty (60) days after the anticipated issuance date to sell to other Persons the remaining Preemptive Securities at the price and on the terms and conditions that are no more favorable to such other Persons than those specified in the Company’s notices to the Shareholders pursuant to Section 4.06(a). If the Company fails to sell such Preemptive Securities within sixty (60) days of the anticipated issuance date provided in the notices given to the Shareholders pursuant to Section 4.06(a), the Company shall not thereafter issue or sell any Preemptive Securities without first offering such Preemptive Securities to the Sponsors and, if applicable, the Preemptive Rights Other Shareholders in the manner provided in this Section 4.06.

(c) The election by a Shareholder not to exercise and/or to cause its Affiliates to exercise such Shareholder’s preemptive rights under this Section 4.06 in any one instance shall not affect such Shareholder’s right (other than in respect of a reduction in its Pro Rata Portion) as to any future issuances under this Section 4.06.

(d) All costs and expenses incurred by the Company and the Sponsors and their Affiliates in connection with its obligations under this Section 4.06 and any purchases made pursuant to this Section 4.06, including all attorneys fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid by the Company.

(e) If, at any time prior to the consummation of an IPO or Change of Control, Holdings, IDC or any other Subsidiaries of the Company propose to issue any Preemptive Securities, the Company shall cause the applicable entity to give effect to the provisions in this Section 4.06 with respect to such issuance.

(f) Notwithstanding any provision hereof to the contrary, the Company or any of its Subsidiaries may elect to issue Preemptive Securities other than in compliance with Section 4.06(a) if and only if each Sponsor that at such time holds at least 150 million Shares determines that there are exigent circumstances and approves the issuance of Preemptive Securities pursuant to this Section 4.06(f) in light of such circumstances. In the event the Company or such Subsidiary is entitled to issue Preemptive Securities pursuant to this Section 4.06(f), the Company shall give notice to the Sponsors within five (5) Business Days after the issuance of such Preemptive Securities (the “Alternate Procedure Notice”), which shall set forth the principal terms and conditions of the issuance, including the purchase price of the Preemptive Securities, the date on which such Preemptive Securities were issued and the identities and addresses of the Persons to whom the Preemptive Securities were sold (the “Alternate Procedure Purchasers”). Each Sponsor shall have ten (10) Business Days (the “Alternate Procedure Sponsors Preemptive Period”) after the date the Company’s notice is given to elect, by giving notice to the Company and the Alternate Procedure Purchasers, to purchase (and/or to cause its Affiliates to purchase) from the Alternate Procedure Purchasers up to the number of Preemptive Securities that such Sponsor would otherwise have the right to purchase pursuant to Section 4.06(a) above had the Company complied with the provisions of Section 4.06(a) in connection with the issuance of such Preemptive Securities under the terms and conditions set forth in the Company’s notice pursuant to this Section 4.06(f). If either Sponsor (or any of their Affiliates) elects to exercise the purchase rights set forth in this Section 4.06(f), then the Company shall provide the Alternate Procedure Notice to each of the Preemptive Rights Other Shareholders within five (5) Business Days of the expiration of the Alternate Procedure Sponsors Preemptive Period. The notice that is delivered to the Preemptive Rights Other Shareholders shall also state the number of Preemptive Securities that each Sponsor (and/or its Affiliates) notified the Company and the Alternate Procedure Purchasers that it and/or its Affiliates intends to purchase pursuant to the exercise of the purchase rights set forth in this Section 4.06(f) and the Sponsor Participation Percentage for such Sponsor. Each Preemptive Rights Other Shareholder shall have the right to purchase (and/or to cause its Affiliates to purchase) up to the Other Shareholder Participation Limit, at the price and on the terms and conditions specified in the Alternate Procedure Notice by delivering an irrevocable written notice to the Company and the Alternate Procedure Purchasers no later than ten (10) Business Days from delivery of the Alternate Procedure Notice, setting forth the number of such Preemptive Securities for which such right is exercised. The closing of sales from the Alternate Procedure Purchasers to the Sponsors and such Preemptive Rights Other Shareholders (and/or their respective Affiliates) pursuant to this Section 4.06(f) shall occur within forty-five (45) Business Days after the issuance of the Preemptive Securities to the Alternate Procedure Purchasers (subject to extension to the extent necessary to obtain required governmental or other approvals). The Company shall cause any definitive agreements relating to issuances of Preemptive Securities to Alternate Procedure Purchasers to include all such provisions as are necessary to give effect to this Section 4.06(f), including the Alternate Procedure Purchasers’ agreement to sell such Preemptive Securities to such Shareholders (and/or their respective Affiliates), to the extent applicable, on a pro rata basis (based on the number of Preemptive Securities purchased by each Alternate Procedure Purchaser in the applicable issuance).

(g) Notwithstanding anything to the contrary set forth herein, a Shareholder shall not be entitled to participate in any issuance of Preemptive Securities pursuant to this Section 4.06 unless at the time of such issuance the Company shall be reasonably satisfied that (i) such Shareholder is an “accredited investor” as defined in Regulation D of the Securities Act or the issuance of Preemptive Securities, after giving effect to the participation of such Shareholder therein, would satisfy the requirements of any other exemption from registration available at such time under the Securities Act with respect to such issuance of Preemptive Securities and (ii) an exemption from registration or qualification under any state securities laws or foreign securities laws applicable to such issuance of Preemptive Securities due to the participation of such Shareholder therein would be available with respect to such issuance of Preemptive Securities.

SECTION 4.07. Right of First Offer. (a) Igloo Co-Invest, LLC agrees to comply with Section 6.03 of the Co-Invest LLC Agreement. If the operating or similar governing document of any Additional Co-Invest Vehicle includes a provision similar to Section 6.03 of the Co-Invest LLC Agreement, then such Additional Co-Invest Vehicle agrees to comply with such similar provision.

(b) If a Sponsor desires to Transfer all or any portion of its shares of the capital stock or other equity interests of the Company or any of its Subsidiaries (“ROFO Securities”) prior to the consummation of an IPO and the other Sponsor consents to such Transfer (if such consent is required pursuant to Section 4.01(c)), then a right of first offer shall apply with respect to such Transfer in accordance with the following provisions:

(i) The Transferring Sponsor shall provide the other Sponsor (the “Non-Transferring Sponsor”) with a written notice (a “Sponsor Transfer Notice”) of its desire to Transfer such ROFO Securities, which shall specify the number and type of ROFO Securities such Sponsor wishes to Transfer (the “Sponsor Transfer Shares”), the purchase price for such Sponsor Transfer Shares and any other terms and conditions material to the Transfer proposed by such Sponsor.

(ii) The Non-Transferring Sponsor shall have the right to deliver to the Transferring Sponsor an irrevocable written notice within ten (10) Business Days after delivery of the Sponsor Transfer Notice (the “Sponsor Transfer Election Period”), indicating the Non-Transferring Sponsor (and/or its Affiliates) desires to acquire all (but not less than all) the Sponsor Transfer Shares, directly or indirectly, on the terms and conditions set forth in the Sponsor Transfer Notice.

(iii) Within ten (10) Business Days after the end of the Sponsor Transfer Election Period, the Sponsors shall consummate the Transfer of any Sponsor Transfer Shares to be purchased by the Non-Transferring Sponsor (and/or its Affiliates), as set forth in its written notice to the Transferring Sponsor, at the price and on the terms and conditions set forth in the Sponsor Transfer Notice.

(iv) If the Non-Transferring Sponsor (and/or its Affiliates) does not elect to purchase or cause the purchase of all of the Sponsor Transfer Shares covered by the Sponsor Transfer Notice before the end of the Sponsor Transfer Election Period, the Transferring Sponsor may Transfer such Transfer Shares at any time within ninety (90) days following the end of the Sponsor Transfer Election Period, at a price which is not less than the purchase price and on other terms and conditions no more favorable to the Transferee than those specified in the Sponsor Transfer Notice.

(c) If an Other Shareholder desires to Transfer all or any portion of its, his or her ROFO Securities prior to the consummation of an IPO and the requisite Sponsors consent to such Transfer pursuant to Section 4.01(a) or (b), as applicable to such Other Shareholder, then a right of first offer shall apply with respect to such Transfer in accordance with the following provisions:

(i) The Transferring Shareholder shall provide both Sponsors with a written notice (a “Non-Sponsor Transfer Notice”) of its desire to Transfer such ROFO Securities, which shall specify the number and type of ROFO Securities such Shareholder wishes to Transfer (the “Non-Sponsor Transfer Shares”), the purchase price for such Non-Sponsor Transfer Shares and any other terms and conditions material to the Transfer proposed by such Shareholder.

(ii) Each Sponsor shall have the right to deliver to the Transferring Shareholder and the Company an irrevocable written notice within ten (10) Business Days after delivery of the Non-Sponsor Transfer Notice (the “Non-Sponsor Transfer Election Period”), indicating the number of Non-Sponsor Transfer Shares, up to all of the Non-Sponsor Transfer Shares, such Sponsor (and/or its Affiliates) desires to acquire, directly or indirectly, on the terms and conditions set forth in the Non-Sponsor Transfer Notice.

(iii) The Non-Sponsor Transfer Shares shall be allocated among the Sponsors that provided written notice prior to the end of the Non-Sponsor Transfer Election Period such that each Sponsor (and/or its Affiliates) receives the lesser of (x) the number of Transfer Shares such Sponsor (and/or its Affiliates) desires to purchase and (y) such Sponsor’s Pro Rata Portion of the Non-Sponsor Transfer Shares (determined at the time immediately prior to any purchase of such Non-Sponsor Transfer Shares); provided, however, that if either Sponsor indicates in its notice that such Sponsor and/or its Affiliates desires to purchase Non-Sponsor Transfer Shares in an amount that is less than the Pro Rata Portion of such Sponsor, any such shortfall shall be allocated to the other Sponsor and/or its Affiliates if and to the extent such other Sponsor indicated in its notice that it and/or its Affiliates desires to purchase Non-Sponsor Transfer Shares in an amount that is greater than the Pro Rata Portion of such other Sponsor.

(iv) Promptly following the end of the Non-Sponsor Transfer Election Period, the Company shall notify each Sponsor and the Transferring Shareholder of the number of Non-Sponsor Transfer Shares to be purchased by each Sponsor (and/or its Affiliates). Within ten (10) Business Days after the end of the Non-Sponsor Transfer Election Period, the Transferring Shareholder and the Sponsor(s) (and/or its/their Affiliates) shall consummate the Transfer of any Non-Sponsor Transfer Shares to be purchased by the Sponsors (and/or their Affiliates), at the price and on the terms and conditions set forth in the Non-Sponsor Transfer Notice.

(v) If the Sponsors do not elect to purchase or cause their Affiliates to purchase all of the Non-Sponsor Transfer Shares covered by the Non-Sponsor Transfer Notice before the end of the Non-Sponsor Transfer Election Period, the Transferring Shareholder may Transfer such Non-Sponsor Transfer Shares at any time within ninety (90) days following the end of the Non-Sponsor Transfer Election Period, at a price which is not less than the purchase price and on other terms and conditions no more favorable to the Transferee than those specified in the Non-Sponsor Transfer Notice.

(d) No Other Shareholder or Sponsor shall be permitted to propose to any Person any Transfer of all or any portion of its Transfer Shares prior to the end of the Other Shareholder Restricted Period or the end of the Restricted Period, respectively, unless such Other Shareholder or Sponsor, respectively, receives the prior, written consent of both Sponsors, or the other Sponsor, respectively, to make any such proposal; it being understood that, unless otherwise stated in such consent, such consent shall only permit the making of a proposal to Transfer and shall not permit the Transfer itself.

(e) The provisions of this Section 4.07 shall terminate upon the consummation of an IPO and shall not apply to any Transfer of ROFO Securities (i) to any Permitted Transferee pursuant to Section 4.02, (ii) pursuant to, or consequent upon the exercise of, any right or obligation set forth in Section 4.03 (including Section 4.03(f)), (iii) pursuant to, or consequent upon, Section 4.04, (iv) in a Permitted Syndication Sale, (v) to Shareholders exercising rights set forth in Section 4.06(f) if a Shareholder is an Alternate Procedure Purchaser, (vi) in an Employee Equity Sale, (vii) in connection with a Parallel Investment Entity Transfer, (viii) in connection with a Tag Along Distribution pursuant to Section 4.03(e) or (ix) in connection with any Transfer to or from a Special Purpose Vehicle pursuant to Section 2.06(d) of the Registration Rights Agreement.

SECTION 4.08. Rule 144 Sales and Distributions to Investors.

(a) If the 25% Float Date occurs before the fifth anniversary of the Closing Date, then, during the Coordination Committee Period, any of the Sponsors wishing to effect either (i) a Market Transfer pursuant to Rule 144 or (ii) a distribution of Shares to such Sponsor’s limited partners, members or other direct and indirect investors, shall consult with the Coordination Committee prior to taking such action or entering into any definitive agreement with respect to such action and shall not take any action in contravention of any Applicable Coordination Requirements.

(b) If the 25% Float Date occurs before the fifth anniversary of the Closing Date, the Sponsors shall create a coordination committee (the “Coordination Committee”) (which shall not be a committee of the Board) and shall maintain such committee until the earliest of the following (the “Coordination Committee Period”): (i) the termination or expiration of this Agreement, (ii) the agreement in writing of both Sponsors to disband such committee, (iii) such time as either Sponsor no longer beneficially owns any Shares or other equity securities of the Company, Holdings or IDC, (iv) the fifth anniversary of the Closing Date, and (v) the first anniversary of the 25% Float Date. During the Coordination Committee Period, the Coordination Committee shall, to the extent provided by the Applicable Coordination Requirements, facilitate coordination of (i) Market Transfers by the Sponsors pursuant to Rule 144 of any securities of the Company, Holdings or IDC held by either of the Sponsors and (ii) any distributions of any securities of the Company, Holdings, IDC or their successors by the Sponsors to their respective limited partners, members and other direct and indirect investors, and the Sponsors shall cooperate with each other, as reasonably necessary, with respect to such Transfers and distributions. The procedures governing the conduct of the Coordination Committee and the cooperative conduct required by the Sponsors (the “Applicable Coordination Requirements”) shall be established from time to time by the unanimous consent of each of the Sponsors. Notwithstanding anything herein to the contrary (but without limiting or otherwise modifying the provisions of the Registration Rights Agreement or any Applicable Coordination Requirements that may apply from time to time), except upon the unanimous determination of the Coordination Committee, the Coordination Committee shall not be permitted to block or otherwise prohibit or limit Transfers by either Sponsor.

(c) Each Sponsor shall be required to notify the Other Shareholders (other than the Employee Shareholders) within two (2) Business Days following the consummation of a Post-IPO Sponsor Transfer by such Sponsor that triggers the rights of such Other Shareholders pursuant to Section 4.01(b)(v).

SECTION 4.09. Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed transaction pursuant to Sections 4.03 or 4.04 includes any securities, and the receipt thereof by a Tagging Shareholder that delivered a Tag-Along Participation Notice or a Drag-Along Participant (each, a “Participating Seller”) would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the transaction pursuant to Sections 4.03 or 4.04 by the Selling Sponsor(s) or the Exercising Sponsor(s), respectively, or (b) the provision to any Shareholder participating in the Tag-Along Sale or a Drag-Along Transaction of any specified information regarding the Company or any of its Subsidiaries, such securities or the issuer thereof that is not otherwise required to be provided for such transaction pursuant to Sections 4.03 or 4.04 by the Selling Sponsor(s) or the Exercising Sponsor(s), respectively, then such Participating Seller shall not have the option to sell Shares in such proposed transaction. In such event, the Selling Sponsor(s) or Exercising Sponsor(s), as applicable, shall (x) in the case of a Tag-Along Sale pursuant to Section 4.03, have the right, but not the obligation, and (y) in the case of a Drag-Along Transaction pursuant to Section 4.04, have the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Participating Seller to purchasers in the proposed transaction, an amount in cash equal to the fair market value (as determined in good faith by the Board) of such Shares as of the date such securities would have been issued in exchange for such Shares.

ARTICLE V

MISCELLANEOUS PROVISIONS

SECTION 5.01. Distributions in Connection with a Merger or IPO. (a) In the event of any merger, statutory share exchange or other business combination of the Company, on the one hand, with Holdings, IDC or any of their respective Subsidiaries, on the other hand, (i) each of the Shareholders shall, to the extent necessary, as determined by the Sponsors (or, in the event that there is a Controlling Sponsor at such time, the Controlling Sponsor), execute a shareholders agreement with terms that are substantially equivalent (to the extent practicable) to, mutatis mutandis, the terms of this Agreement; provided, that such shareholders agreement shall terminate upon the same terms and conditions as provided herein, and (ii) to the extent applicable in such transaction, the Company shall distribute securities issued to the Company pursuant to such transaction, if any, to the shareholders of the Company pro rata in accordance with their respective equity interests in the Company.

(b) Immediately prior to the consummation of an IPO, if (i) the entity registering its shares in connection with such IPO (the “Registering Entity”) is Holdings, IDC or any other Subsidiary of the Company and (ii) a transaction contemplated by Section 5.01(a) has not occurred, then the Company shall take such actions as may reasonably be necessary to exchange all Shares for shares of such Registering Entity; provided, that each of the Shareholders shall, to the extent necessary, as determined by the Sponsors (or, in the event that there is a Controlling Sponsor at such time, the Controlling Sponsor), execute a shareholders agreement with terms that are substantially equivalent (to the extent practicable) to, mutatis mutandis, the terms of this Agreement (except with respect to any terms herein that do not apply after the consummation of an IPO). Upon such exchange, the Shareholders shall be entitled to receive shares of the Registering Entity pro rata in accordance with the equity interests in the Company held by each Shareholder immediately prior to such exchange.

SECTION 5.02. Other Businesses; Waiver of Certain Duties. (a) The parties expressly acknowledge and agree that: (i) each of the Sponsors (including its Affiliates), each Sponsor Director and each Shareholder (other than Employee Shareholders) has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company, Holdings, IDC or any Subsidiary thereof or deemed to be competing with the Company, Holdings, IDC or any Subsidiary thereof, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the Company, Holdings, IDC or any Subsidiary thereof or any Shareholder the right to participate therein; (ii) each of the Sponsors (including its Affiliates), each Sponsor Director and each Shareholder (other than Employee Shareholders) may invest in, or provide services to, any Person that directly or indirectly competes with the Company, Holdings, IDC or any Subsidiary thereof; and (iii) in the event that any of the Sponsors (including their Affiliates), any Sponsor Director or any Shareholder (other than Employee Shareholders) acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company, Holdings, IDC or any Subsidiary thereof or any other Shareholder, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, Holdings, IDC or any Subsidiary thereof or any other Shareholder (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company, Holdings, IDC or any Subsidiary thereof or any other Shareholder (or any Affiliate thereof); provided, that each Sponsor and each Shareholder shall bear any and all antitrust risk resulting from such Sponsor’s or Shareholder’s investments or ventures that compete with the business of the Company, Holdings, IDC or any Subsidiary thereof, and such Sponsor or Shareholder shall not be permitted to violate any provisions of this Agreement as a result of antitrust regulations except as agreed to by the other Sponsor (in the case of a Sponsor) or each of the Sponsors (in the case of any of the Other Shareholders). The parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by Section 122(17) of Delaware General Corporation Law, any right of the Company, Holdings, IDC or any Subsidiary thereof with respect to the matters set forth in Section 122(17), and this paragraph shall be construed to effect such disclaimer and renunciation to the full extent permitted by law.

(b) Each Shareholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that neither of the Sponsors nor any of their respective Affiliates have any duty to any other Shareholder or to the Company, Holdings, IDC or any of their respective Subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between the Company, Holdings, IDC or any of their respective Subsidiaries, on the one hand, and a Sponsor or any of its Affiliates, on the other hand, the Sponsor (or any Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the Sponsors or any Sponsor Director acting in his or her capacity as a director shall be obligated (1) to reveal to the Company, Holdings, IDC or any of their respective Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as such Shareholder or director, as the case may be, that prefers the interest of the Company, Holdings, IDC or their respective Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against the Sponsors, any Sponsor Director and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.02(b)(i) or (ii).

(c) Each Shareholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.02 shall not apply to any alleged claim or cause of action against any Sponsor, any Sponsor Director, any of the Sponsors’ respective Affiliates, any Shareholder or any of their respective employees, officers, directors, agents or authorized representatives based upon the breach or nonperformance by such Person of this Agreement or any other agreement to which such Person is a party.

(d) The provisions of this Section 5.02, to the extent that they restrict the duties and liabilities of the Sponsors or any Sponsor Directors otherwise existing at law or in equity, are agreed by the Shareholders to replace such other duties and liabilities of the Sponsors or such Sponsor Directors to the fullest extent permitted by applicable law.

SECTION 5.03. Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile to the number set out below or on Schedule A, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (d) when transmitted via email (including via attached pdf document) to the email address set out below or on Schedule A, as applicable, if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties as applicable, at the address, facsimile number or email address set forth on Schedule A (or such other address, facsimile number or email address as such Shareholder may specify by notice to the Company in accordance with this Section 5.03) and the Company at the following addresses:

Igloo Holdings Corporation

with copies (which shall not constitute notice) to:

and to:

SECTION 5.04. Publicity and Confidentiality. Except as expressly permitted by Section 3.03(a), each of the parties hereto shall keep confidential this Agreement (including the identity of the Shareholders), the Co-Invest LLC Agreement (including the identity of the members of Igloo Co-Invest, LLC), the operating or similar governing document of any Additional Co-Invest Vehicle (including the identity of the investors in such Additional Co-Invest Vehicle), the Registration Right Agreement, the Management Agreement and any information delivered to the parties hereto pursuant to this Agreement and the Transactions contemplated hereby, including any Disputes and resolutions thereof and negotiations pertaining thereto, and any nonpublic information received pursuant hereto, and shall not disclose, issue any press release or otherwise make any public statement relating hereto or thereto without the prior written consent of the Sponsors unless so required by applicable law or any governmental authority; provided that no such written consent shall be required (and each Shareholder shall be free to release such information) for disclosures (a) to each Shareholder’s partners, members, prospective investors (subject to Section 4.07(d), solely to the extent necessary for such prospective investors to evaluate an investment in such Shareholder), advisors, employees, agents, accountants, trustee, attorneys, Affiliates and investment vehicles managed or advised by such Shareholder or the partners, members, advisors, employees, agents, accountants, trustee or attorneys of such Affiliates or managed or advised investment vehicles, in each case so long as such Persons agree to keep such information confidential and (b) required by any statute, law, regulation or rule, including stock exchange rules.

SECTION 5.05. Amendments. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by both Sponsors; provided that (a) any amendment, modification or waiver (other than amendments made to Schedule A or Schedule B in accordance with the terms of this Agreement) that would, by its terms, be materially adverse to the rights, benefits and obligations of Igloo Co-Invest, LLC or any Additional Co-Invest Vehicle that has a direct or indirect investor that purchased its Shares in a Permitted Syndication Sale (the “Initial Co-Invest Shareholders”) as compared to the other Initial Co-Invest Shareholders (other than as a result of such Initial Co-Invest Shareholder electing not to exercise any rights granted to such Initial Co-Invest Shareholder pursuant to the terms of this Agreement) shall require the prior written consent of such Initial Co-Invest Shareholder, (b) any amendment, modification or waiver that would, by its terms, be materially and disproportionately adverse to Igloo Co-Invest, LLC or any Additional Co-Invest Vehicle as compared to the Sponsors shall require the prior written consent of Igloo Co-Invest, LLC and/or such Additional Co-Invest Vehicle, as applicable, and neither Igloo Co-Invest, LLC nor any such Additional Co-Invest Vehicle shall provide such written consent unless the non-managing members (or equivalent equityholders) of Igloo Co-Invest, LLC or such Additional Co-Invest Vehicle holding a majority of the membership units (or equivalent equity interests) owned by such non-managing members (or equivalent equityholders) have consented to such amendment, (c) any amendment, modification or waiver that would, by its terms, be materially and disproportionately adverse to the Employee Shareholders as compared to the Sponsors shall require the written consent of the Employee Shareholders, (d) any amendment, modification or waiver of Sections 5.29 or 5.30 shall require the consents specified therein and (e) no amendment shall be adopted pursuant to this Section 5.05 if such amendment would alter, or result in the alteration of, the limited liability of the Shareholders. The immediately foregoing clause (b) shall not apply with respect to amendments, modifications or waivers of provisions of this Agreement to the extent that they are not available to, or do not apply to, Igloo Co-Invest, LLC or such Additional Co-Invest Vehicle, and the immediately foregoing clause (c) shall not apply with respect to amendments, modifications or waivers of provisions of this Agreement to the extent that they are not available to, or do not apply to, the Employee Shareholders. Prompt written notice of any amendment to this Agreement shall be given to all Shareholders.

SECTION 5.06. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

SECTION 5.07. Arbitration. Any dispute, controversy or claim (each, a “Dispute” and collectively, the “Disputes”) arising out of, relating to or in connection with this Agreement, including any Dispute regarding its validity or termination, or the performance or breach thereof under this Agreement shall be settled exclusively and finally by a panel of three (3) arbitrators selected by the mutual agreement of the parties to such Dispute in an arbitration proceeding administered by Judicial Arbitration and Mediation Services (“JAMS”) under its Comprehensive Arbitration Rules and Procedure in effect at the time of such proceeding, and judgment on the award rendered by such arbitrators may be entered in any court having jurisdiction thereof. Each party to a Dispute hereby agrees that it shall raise no objection to the submission of the Dispute to arbitration in accordance with this Section 5.07 and further irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the submission of the Dispute for arbitration or any right to lay claim to jurisdiction in any other venue. If the parties to any such Dispute are unable to select such arbitrators within fifteen (15) days of the first notice given by any party to such Dispute to the other party or parties to such Dispute requesting arbitration and the selection of such arbitrators, any party to such Dispute may request that JAMS select such arbitrators, which selection shall be binding on the parties to such Dispute. If (i) two or more Disputes arising out of or in connection with this Agreement are simultaneously pending, (ii) the subject matters of such Disputes involve common questions of law or fact and (iii) the independent resolution of each such Dispute could result in conflicting decisions or obligations, such Disputes may be consolidated in a single proceeding. If more than one arbitration proceeding involving any such Disputes is pending, such proceedings shall, at the request of any party to such Dispute, be consolidated and settled in a single arbitration proceeding; provided that the determination of whether such Disputes shall be consolidated shall be determined by the first panel of three arbitrators established to settle any such Dispute. If such Disputes are consolidated and more than one panel of three arbitrators has been established to settle any of such Disputes, the parties to such Dispute shall, within twenty (20) days of such consolidation, select one panel of three arbitrators so established to settle the single consolidated arbitration proceeding. Unless the parties to such Dispute otherwise agree to conduct any arbitration proceeding pursuant to this Section 5.07 elsewhere, such proceeding shall be conducted and any decision shall be rendered in New York, New York or at a venue to be selected by mutual agreement of the parties to such Dispute (provided that if no such venue is agreed to by the parties, then New York, New York shall be the venue). Expenses and costs associated with the submission of any Dispute to arbitration shall be the responsibility of the party against whom a final decision is rendered with respect to that Dispute (provided that in the case of multiple Disputes that are consolidated into a single proceeding, the costs of such proceeding shall be borne on a Dispute-by-Dispute basis by the party against whom a final decision is rendered with respect to each particular Dispute). The award rendered by the arbitrators shall be final and binding on the parties to the Dispute; provided, however, that (x) by agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate, and (y) in addition to the authority conferred upon the tribunal by the rules specified above, the tribunal shall also have the authority to grant provisional remedies, including injunctive relief. Except as required by law, or as ordered by the arbitrator as part of a final judgment on the merits of the Dispute(s), none of the parties hereto or the arbitrators shall disclose the existence, content or results of an arbitration brought pursuant to this Agreement (other than to the parties and their representatives, counsel, advisers and Affiliates on a confidential basis).

SECTION 5.08. Entire Agreement. This Agreement (together with the Registration Rights Agreement, the Co-Invest LLC Agreement and, to the extent applicable to a Shareholder, any Other Agreements) embodies the entire agreement and understanding of the Shareholders and supersedes all prior agreements and understandings between the Shareholders and the Company with respect to the subject matter hereof, including any term sheets discussing the subject matter hereof and the summary of terms attached to any equity commitment letters entered into by any member, partner or equityholder of Igloo Co-Invest, LLC or any Additional Co-Invest Vehicle.

SECTION 5.09. Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

SECTION 5.10. Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.11. Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Shareholder shall execute and deliver any additional documents and instruments and perform any additional acts that the Company determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

SECTION 5.12. No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

SECTION 5.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION 5.14. Third Party Beneficiaries. Except for Sections 3.01(m), 3.01(n), 3.01(o), 5.02 and 5.17 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

SECTION 5.15. Binding Effect; Assignment. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Shareholders, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns. The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except in connection with Transfers permitted under Article IV or as otherwise expressly set forth herein subject, in each case, to the limitations contained herein. Any assignment of rights or obligations in violation of this Section 5.15 shall be null and void.

SECTION 5.16. Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

SECTION 5.17. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

SECTION 5.18. Termination. The provisions of this Agreement shall terminate as specified in such provisions or, if not otherwise specified therein, as set forth in the following sentence. This Agreement (except for all of Article V, other than Sections 5.01, 5.20, 5.21, 5.22 and 5.23) shall terminate (a) automatically (without any action by any party hereto) as to each Shareholder when such Shareholder ceases to hold any Shares, (b) with the prior written consent of the Sponsors in connection with the consummation of a Change of Control or (c) upon the consummation of a Public Change of Control.

SECTION 5.19. Joinder. Any Person that holds Shares may, with the prior written consent of both Sponsors, be admitted as a party to this Agreement upon its execution and delivery of a joinder agreement, in form and substance acceptable to the Sponsors, agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the Sponsors determine are necessary to make such Person a party hereto), whereupon such Person will be treated as a Shareholder for all purposes of this Agreement.

SECTION 5.20. Cooperation on SEC Filings. Each of the Shareholders agrees, to the extent practicable and as requested by the Sponsors, to use reasonable efforts following the consummation of an IPO to take or avoid taking (as applicable) actions that would potentially cause liability to the Company, any Sponsors or any other Shareholder under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder. To the extent that the Company, any Sponsors or any other Shareholder determines that it is obligated to make filings under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder, each of the Shareholders agrees to use reasonable efforts to cooperate with the Person that determines that it has such a filing obligation, including by promptly providing information reasonably required by such Person for any such filing.

SECTION 5.21. VCOC Rights. (a) Each of the Sponsors, Igloo Co-Invest, LLC and, to the extent the Sponsors shall agree, any Additional Co-Invest Vehicle that, in each case, is intended to qualify as a “venture capital operating company” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101 (each, a “Fund”) shall, in connection with such Fund’s acquisition of equity securities of the Company and for so long as it shall continue to own ownership of equity securities of the Company, be entitled to the following contractual rights:

(i) Each Fund shall be permitted to select one representative (the “Representative”) to consult with and advise management of the Company on significant business issues, including such management’s proposed annual operating plans, and management of the Company will make itself available to meet with such Representative regularly during each year by telephone or at the Company’s facilities at mutually agreeable times, on reasonable prior written notice, for such consultation and advice and to review progress in achieving such plans.

(ii) Initially, Mike Bingle shall be appointed as the Representative for Silver Lake Partners III, L.P., James C. Neary shall be appointed as the Representative for Warburg Pincus Private Equity X, L.P. and Sean Delehanty and Cary Davis shall be appointed as co-Representatives for Igloo Co-Invest, LLC.

(iii) The Company will notify each Representative of any material development to or affecting the Company’s business and affairs such as significant changes in management personnel and compensation or employee benefits, introduction of new lines of business, important acquisitions and the proposed compromise of any significant litigation as soon as reasonably practicable, and the Company shall provide each Representative with the opportunity, on reasonable prior written notice, to consult with and advise the Company’s management of its views with respect thereto.

(iv) On reasonable prior written notice, each Representative may discuss the business, operations, properties and financial and other condition of the Company with the Company’s accountants and investment bankers.

(v) Each Representative may examine the books and records of the Company and visit and inspect its facilities and may reasonably request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

(vi) Each Fund shall be entitled to request that the Company provide it, when available, with copies of (i) all financial statements, forecasts and projections provided to or approved by the Board, (ii) any letter issued to the Company by its accountants with respect to the Company’s internal controls, (iii) any documents filed by the Company with any regulatory or similar authority and/or (iv) such other business and financial data as its Representative may reasonably request in writing from time to time.

(vii) The Representative for Igloo Co-Invest, LLC shall be entitled to attend all meetings of the Board in a non-voting observer capacity and, in this respect, the Company shall give such Representative copies of all notices, minutes, consents and other material that it provides to the directors and such Representative shall be entitled to participate in discussions of matters brought to the Board, except to the extent providing such materials and allowing participation in Board discussions would be reasonably likely to result in the waiver of attorney-client privilege.

(b) The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying each Fund’s investments in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, the Company and the affected Fund shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

(c) The rights described herein with respect to each Fund shall apply and continue for so long as such Fund continues to hold any equity securities of the Company, which securities shall be deemed to be owned and to remain outstanding notwithstanding any conversion, exercise or exchange of such securities for other securities.

SECTION 5.22. Market Stand-Off.

(a) In the event of a Company Public Sale of the Company’s equity securities in an Underwritten Offering, each of the Shareholders agrees, if requested by the managing underwriter or underwriters in such Underwritten Offering (and, with respect to a Company Public Sale other than the IPO, if and only if both Sponsors agree to such request), not to (a) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Shares (including Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Shares, (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Shares or other securities, in cash or otherwise, (c) make any demand for or exercise any right or cause to be filed a Registration Statement (as defined in the Registration Rights Agreement), including any amendments thereto, with respect to the registration of any Shares or securities convertible into or exercisable or exchangeable for Shares or any other securities of the Company or (d) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning 7 days before and ending 180 days (in the event of the IPO) or 90 days (in the event of any other Company Public Sale) (or, in each case, such other period as may be reasonably requested by the Company or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after the date of the underwriting agreement entered into in connection with such Company Public Sale, to the extent timely notified in writing by the Company or the managing underwriter or underwriters; provided, that no Shareholder shall be subject to any such black-out period of longer duration than that applicable to any Sponsor or any other Shareholder. If requested by the managing underwriter or underwriters of any such Public Company Sale (and, with respect to any such Company Public Sale other than the IPO, if and only if both Sponsors agree to such request), the Shareholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

(b) In the case of an offering of equity securities pursuant to Section 2.01 or 2.02 of the Registration Rights Agreement that is a Marketed Underwritten Offering (as defined in the Registration Rights Agreement), the Company and each of the Shareholders agree, if requested by a Participating Sponsor (as defined in the Registration Rights Agreement) or the managing underwriter or underwriters with respect to such Marketed Underwritten Offering, not to (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Shares (including Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and Shares that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or other securities, in cash or otherwise, (3) make any demand for or exercise any right or cause to be filed a Registration Statement (as defined in the Registration Rights Agreement), including any amendments thereto, with respect to the registration of any Shares or securities convertible into or exercisable or exchangeable for Shares or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case, during the period beginning 7 days before, and ending 90 days (or such lesser period as may be agreed by a Participating Sponsor or, if applicable, the managing underwriter or underwriters) (or such other period as may be reasonably requested by a Participating Sponsor or the managing underwriter or underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in the FINRA rules or any successor provisions or amendments thereto) after, the date of the underwriting agreement entered into in connection with such Marketed Underwritten Offering, to the extent timely notified in writing by a Participating Sponsor or the managing underwriter or underwriters, as the case may be; provided that no Shareholder shall be subject to any such black-out period of longer duration than that applicable to any Sponsor or any other Shareholder. Notwithstanding the foregoing, the Company may effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or S-8 or any successor form to such Forms or as part of any registration of securities for offering and sale to employees, directors or consultants of the Company and its Subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement. If requested by the managing underwriter or underwriters of any such Marketed Underwritten Offering, the Shareholders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the Shares (or other securities) subject to the foregoing restriction until the end of the period referenced above.

SECTION 5.23. GRANT OF IRREVOCABLE PROXY. IN ADDITION TO, AND NOT IN LIMITATION OF, THE PROXY GRANTED UNDER SECTION 4.04(C), EACH OTHER SHAREHOLDER HEREBY GRANTS TO EACH OF THE SPONSORS SUCH OTHER SHAREHOLDER’S PROXY, AND APPOINTS EACH OF THE SPONSORS, OR ANY DESIGNEE OR NOMINEE OF THE SPONSORS, AS SUCH OTHER SHAREHOLDER’S ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITITION), FOR AND IN ITS NAME, PLACE AND STEAD, TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE GRANTED EQUITY SECURITIES (WHETHER OR NOT VESTED) OR ANY OTHER EQUITY SECURITIES OF THE COMPANY OR ANY OF ITS SUBSIDIARIES NOW OR HEREAFTER HELD BY SUCH OTHER SHAREHOLDER (OR ANY TRANSFEREE THEREOF) (INCLUDING THE RIGHT TO SIGN HIS, HER OR ITS NAME TO ANY CONSENT, CERTIFICATE OR OTHER DOCUMENT RELATING TO THE COMPANY THAT DELAWARE LAW MAY REQUIRE) IN CONNECTION WITH ANY AND ALL MATTERS, INCLUDING MATTERS SET FORTH HEREIN AS TO WHICH ANY VOTE OR ACTIONS MAY BE REQUESTED OR REQUIRED WITH EACH SPONSOR HAVING THE ABILITY TO ACT IN SUCH CAPACITY WITHOUT THE OTHER SPONSOR. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND EACH SUCH OTHER INVESTOR WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REASONABLY NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND, EXCEPT WITH RESPECT TO ANY OTHER PROXY GIVEN BY THE OTHER SHAREHOLDER TO THE COMPANY OR THE SPONSORS, HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH OTHER SHAREHOLDER WITH RESPECT TO SUCH OTHER SHAREHOLDER’S EQUITY SECURITIES OF THE COMPANY OR ANY OF ITS SUBSIDIAIRES. IN THE EVENT THAT THE PROXY GRANTED IN THIS SECTION 5.23 (GRANT OF IRREVOCABLE PROXY) IS INCONSISTENT WITH THE TERMS OF ANY OTHER PROXY GRANTED BY AN OTHER SHAREHOLDER TO THE SPONSORS OR ANY OTHER PERSON, INCLUDING PURSUANT TO ANY EMPLOYEE EQUITY ARRANGEMENT, THEN THE TERMS OF THE PROXY GRANTED IN THIS SECTION 5.23 (GRANT OF IRREVOCABLE PROXY) SHALL GOVERN. IN THE EVENT THAT ANY OR ALL PROVISION OF THIS SECTION 5.23 (GRANT OF IRREVOCABLE PROXY) ARE DETERMINED TO BE UNENFORCEABLE, EACH OTHER SHAREHOLDER WILL ENTER INTO A PROXY THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, PRESERVES THE INTENT AND PROVIDES THE SPONSORS SUBSTANTIALLY THE SAME BENEFITS OF THIS SECTION 5.23 (GRANT OF IRREVOCABLE PROXY). FOLLOWING THE CONSUMMATION OF AN IPO, THIS PROXY SHALL NOT APPLY TO EXCLUDED SHAREHOLDERS.

SECTION 5.24. After-Acquired Securities. Each Shareholder agrees that, except as otherwise provided herein, all of the provisions of this Agreement shall apply to all securities of the Company now held (including any Granted Equity Securities and any securities issued upon the exercise, conversion or exchange of any warrants, options or other rights to acquire equity securities of the Company or debt securities that are convertible into equity securities of the Company) or which may be issued or Transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, Transfer, exchange or reclassification of any of such securities, corporate reorganization, or any other form of recapitalization, consolidation, acquisition, stock split or stock dividend, or which are acquired by a Shareholder in any other manner.

SECTION 5.25. Stock Splits and Similar Transactions. All references to numbers of Shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization or similar transaction affecting the Shares occurring after the date of this Agreement.

SECTION 5.26. Electronic Consent. To the extent that this Agreement requires a consent in writing, the Person obligated to deliver such consent may do so by electronic transmission; provided, that to the extent applicable, such electronic transmission shall comply with Section 232 of the Delaware General Corporation Law.

SECTION 5.27. Aggregation. All Shares held or acquired by any Shareholder and its controlled Affiliates shall be aggregated together for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and such Shareholder and its controlled Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

SECTION 5.28. Consents, Approvals and Actions.

(a) If any consent, approval or action of Silver Lake is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by Silver Lake at such time provide such consent, approval or action in writing at such time.

(b) If any consent, approval or action of Warburg Pincus is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by Warburg Pincus at such time provide such consent, approval or action in writing at such time.

(c) If any consent, approval or action of the Employee Shareholders is required at any time pursuant to this Agreement, such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Shares held by the Employee Shareholders at such time provide such consent, approval or action in writing at such time.

SECTION 5.29. Management Fees; Other Fees. The Shareholders acknowledge and agree that the Sponsors or Affiliates thereof will receive certain on-going fees relating to their management of the Company, Holdings, IDC and their respective Subsidiaries and upon consummation of the Merger and certain exit transactions and expense reimbursement and other rights under the Management Agreement. The Sponsors and their Affiliates will not consent to any amendment to the Management Agreement that increases the fees payable thereunder to the Sponsors or their Affiliates, unless Initial Co-Invest Shareholders that, at such time, have made aggregate capital contributions to Igloo Co-Invest, LLC and any Additional Co-Invest Vehicles equal to a majority of the aggregate capital contributions previously made, at such time, by all Initial Co-Invest Shareholders to Igloo Co-Invest, LLC and any Additional Co-Invest Vehicles consent to such amendment. The Sponsors agree that they shall not consent to any amendment, modification or waiver of this Section 5.29 unless, at such time, the requisite consent of the Non-Managing Members (as defined under the Co-Invest LLC Agreement) under the Co-Invest LLC Agreement for amendments, modifications or waivers of Section 11.19 of the Co-Invest LLC Agreement is received.

SECTION 5.30. Parity of Rights. The Company and the Shareholders hereby acknowledge and agree that (i) the Company may enter into side letters or similar written agreements with any Covered Person (“Other Agreements”) that modify the terms of this Agreement and any other agreements specified in such Other Agreements and that are controlling with respect to the parties to each such Other Agreement and (ii) the Company will not enter into such Other Agreements unless the Company complies with the terms of this Section 5.30. With respect to any Other Agreement entered into by the Company that has the effect of establishing material rights for the benefit of such Covered Persons that are not provided for the benefit of other similarly situated Covered Persons (or, for purposes of this Section 5.30, such Covered Persons’ Permitted Transferees), the Company shall disclose the terms establishing such material rights to any Covered Person not a party thereto promptly following the execution of any such Other Agreements, and each such other similarly situated Covered Person shall, upon written request to the Company made not later than thirty (30) days following receipt of the terms of such Other Agreements (which written request the Managing Member shall cause Igloo Co-Invest, LLC to deliver to the Company), receive the benefit of substantially similar rights to the material rights of such Other Agreements to the extent such rights are applicable to such Covered Person; provided, however, that the foregoing requirement to so disclose and the right to request such material rights shall not apply (a) for the benefit of any Covered Person that (together with its Affiliates) has made capital contributions to Igloo Co-Invest, LLC or direct or indirect investments in the Company, IDC or any of their respective Subsidiaries in an aggregate amount that is less than $100 million, to the extent relating to any Other Agreements entered into with any Covered Person that has made capital contributions to Igloo Co-Invest, LLC or direct or indirect investments in the Company, IDC or any of their respective Subsidiaries in an aggregate amount that is equal to or greater than $100 million; (b) with respect to any rights or benefits provided to a Covered Person in connection with the acquisition, directly or indirectly, of Shares or any other equity securities of the Company by such Covered Person after the Closing Date other than in a Permitted Syndication Sale; or (c) with respect to any provision in any Other Agreement providing for (i) the disclosure of any information relating to the Company, Igloo Co-Invest, LLC or any of their respective Subsidiaries that is otherwise subject to a confidentiality obligation, (ii) any waiver, consent or approval to be provided by the Company, Igloo Co-Invest, LLC (or its managing member) or the Sponsors, (iii) any rights or benefits resulting from provisions in such Covered Person’s organizational structure or organizational documents or investment policies that are required by law, statute or regulatory scheme or that were in effect prior to the Closing Date, (iv) any rights or benefits relating to the tax status or tax treatment of a Covered Person, (v) any rights or benefits that relate to regulatory matters applicable to such Covered Person, (vi) any rights or benefits that are required to be given to such Covered Person under applicable law or pursuant to any valid and effective subpoena, writ, decree or order issued by a court or governmental body of competent jurisdiction or other competent authority and (vii) any rights or benefits relating to governing law matters, venue or similar dispute related provisions. The Sponsors agree that they shall not consent to any amendment, modification or waiver of this Section 5.30 unless, at such time, the requisite consent of the Non-Managing Members (as defined under the Co-Invest LLC Agreement) under the Co-Invest LLC Agreement for amendments, modifications or waivers of Section 11.20 of the Co-Invest LLC Agreement is received.

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Annex I

The following is an illustrative example of Section 3.01(c)(ii)(y):

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If (i) immediately after Closing, Sponsor Group “X” holds 500 million Shares and Sponsor Group “Y” holds 450 million Shares, (ii) subsequently, Sponsor Group “X” and Sponsor Group “Y” each simultaneously Transfer 100 million Shares (resulting in Sponsor Group “X” holding 400 million Shares and Sponsor Group “Y” holding 350 million Shares) and (iii) subsequently, Sponsor Group “Y” Transfers 70 million Shares (resulting in it holding 280 million Shares), then Sponsor Group “Y” will continue to be entitled to designate three (3) directors despite holding fewer than 300 million Shares, because Sponsor Group “Y” will hold in excess of 60%[1] of the number of Shares held by Sponsor Group “X” at such time.[2]

•

If Sponsor Group “X” subsequently Transfers 110 million Shares (resulting in it holding 290 million Shares), then, absent clause (y), Sponsor Group “X” would lose one of its Board designation rights. However, this clause (y) provides that, because Sponsor Group “Y” did not suffer a reduction in its Board designation rights when its ownership was reduced to fewer than 300 million Shares, Sponsor Group “X” (i.e., the Sponsor Group holding more Shares than the other Sponsor Group) will also not suffer such reduction in its Board designation rights when its ownership is reduced to fewer than 300 million Shares.

[1]	For purposes of this example, the percentage threshold in clause (x)(II) is assumed to be 60% (300 million Shares / 500 million Shares).

[2]	280 million Shares (held by Sponsor Group “Y”) divided by 400 million Shares (held by Sponsor Group “X”) equals 70%.